Exhibit 10.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and among

Deckers Outdoor Corporation,

Deckers Acquisition, Inc.,

Deckers International Limited,

Sanuk USA, LLC,

Thomas J. Kelley,

Ian L. Kessler,

C&C Partners, Ltd.,

Donald A. Clark,

and

Paul Carr

dated May 19, 2011

i

(continued)

(continued)

(continued)

SCHEDULES AND EXHIBITS

Schedules

Schedule 1.1	Cost of Goods Sold
Schedules 2.1(a)(i) and (ii)	Equipment
Schedules 2.1(b)(i) and (ii)	Customer Lists and Accounts
Schedules 2.1(c)(i) and (ii)	Assumed Contracts
Schedules 2.1(d)(i) and (ii)	Permits
Schedules 2.2(ii) and (iii)	Excluded Assets
Schedule 2.3	Assumed Liabilities
Schedule 2.5(i) and (ii)	Purchase Price Payment Instructions
Schedule 2.7	Allocation of Purchase Price
Schedule 2.8	Allocation of International Exploitation Rights
Schedule 2.11	Sample Working Capital Calculation
Schedule 3.13	Material Contracts of C&C
Schedule 4.13	Material Contracts of Sanuk
Schedule 7.3	Restricted Substances Policy

Disclosure Schedule

Exhibits

Exhibit A	Form of Bill of Sale
Exhibit B	Form of General Assignment
Exhibit C-1	Form of Copyright Assignment
Exhibit C-2	Form of Domain Name Assignment
Exhibit C-3	Form of Patent Assignment
Exhibit C-4	Form of Trademark Assignment
Exhibit D	Form of Non-Competition Agreement
Exhibit E	Form of Employment Agreement
Exhibit F	Form of Escrow Agreement
Exhibit G	Form of Sublease

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is made and entered into as of May 19, 2011, by and among Deckers Outdoor Corporation, a Delaware corporation (“Parent”), Deckers Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), Deckers International Limited, a Bermuda corporation (“Deckers Bermuda”), Sanuk USA, LLC, a California Limited Liability Company (“Sanuk”), the equity holders of Sanuk Thomas J. Kelley (“Kelley”) and Ian L. Kessler (“Kessler”), C&C Partners, Ltd., a California corporation (“C&C”), and the shareholders of C&C Donald A. Clark (“Clark”) and Paul Carr (“Carr”).  Each of Sanuk and C&C is referred to herein from time to time as a “Seller,” and collectively as “Sellers,” Kelley and Kessler are collectively referred to herein as the “Sanuk Sellers,” and Clark and Carr are collectively referred to herein as the “C&C Sellers.”

RECITALS

WHEREAS, Sanuk is the owner of certain intellectual property rights, including, among other things, trademarks, copyrights, trade names and logos, the principal one of which includes the name Sanuk (collectively, the “Sanuk Brand”).

WHEREAS, pursuant to that certain license agreement dated January 1, 2000, as amended, by and between Sanuk and C&C (the “Sanuk License Agreement”), C&C is the exclusive licensee for the Sanuk trademark (the “Sanuk Mark”) in the United States, Canada and Europe.

WHEREAS, each Seller is engaged in the business of the design, manufacture and sale of footwear for men, women and children, as well as accessories and other products under the Sanuk Brand (the “Business”).

WHEREAS, Purchaser desires to purchase substantially all of the assets of each of Sanuk and C&C related to the Business, and each of Sanuk and C&C desires to sell such assets to Purchaser, on the terms and conditions set forth herein.

WHEREAS, subject to the rights of Purchaser to, among other things, the record title of the Sanuk Intellectual Property and the C&C Intellectual Property upon the closing of the transactions contemplated by this Agreement, Deckers Bermuda will acquire from Sellers the International Exploitation Rights (as defined below).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1           Defined Terms.  As used in this Agreement, the following defined terms have the meanings indicated below:

“2011 EBITDA” means, without duplication, the net income of the Sanuk Business, the C&C Business and the Business as determined on a consolidated basis in accordance with GAAP applied in a manner consistent with that used by C&C in preparing the unaudited historical financial statements referenced in Section 3.4, plus:  (i) income taxes, interest, depreciation, amortization and impairment charges (if any) for the 2011 Participation Period; and (ii) one-time payments made in contemplation of or in connection with the sale of the Business, including but not limited to employee bonuses paid immediately prior to the Closing, investment banking fees, legal expenses, data room and other deal related expenses.  For the avoidance of doubt, the 2011 EBITDA will be prepared on a consolidated basis and eliminate any intercompany transactions between C&C and Sanuk.

“2011 Implied Enterprise Value” means the product of (i) 2011 EBITDA, multiplied by (ii) 10.

“2011 Participation Period” means the 12 month period ending December 31, 2011.

“2012 Gross Profit Dollars” means (i) Total Sales for the 2012 Participation Period, minus (ii) Costs of Goods Sold for such period.

“2012 Participation Period” means the 12 month period ending December 31, 2012.

“2013 Gross Profit Dollars” means (i) Total Sales for the 2013 Participation Period, minus (ii) Costs of Goods Sold for such period.

“2013 Participation Period” means the 12 month period ending December 31, 2013.

“2015 Gross Profit Dollars” means (i) Total Sales for the 2015 Participation Period, minus (ii) the Costs of Goods Sold for such period.

“2015 Implied Enterprise Value” means the product of (i) 2015 Gross Profit Dollars, multiplied by (ii) 5.

“2015 Participation Period” means the 12 month period ending December 31, 2015.

“Acquisition Proposal” means a proposal or offer for a merger, consolidation or other business combination involving an acquisition of any Seller or the Purchased Assets, or any proposal to acquire in any manner any capital stock of any Seller.

“Actions or Proceedings” means any action, suit, proceeding, arbitration, Order (as defined below), inquiry or litigation (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental or Regulatory Authority (as defined below).

“Affiliate” of a Person means any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Agreements” means the Employment Agreements, the Non-Competition Agreements, the Sublease Agreement and the Escrow Agreements.

“Arbiter” has the meaning set forth in Section 2.11(d).

“Assets and Properties” and “Assets or Properties” of any Person each means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including, without limitation, cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Assumed Contracts” means with respect to the contracts of a Seller, only the contracts of that particular Seller (and not the contracts of both Sellers) that are assumed by Purchaser, as set forth in Section 2.1 and the Disclosure Schedules thereto.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Audited Financial Statements” means, with respect to each Seller, a complete copy of the audited financial statements of such Seller, consisting of the balance sheet of such Seller as of December 31, 2010, and the related statements of income and retained earnings, changes in members’ or stockholders’ equity, as the case may be, and cash flow for the year then ended, prepared in accordance with GAAP, applied in a manner consistent with that used by each Seller in preparing its historical financial statements (but only to the extent that the historical financial statements were prepared in accordance with GAAP), together with the related opinion of KPMG, LLP.

“Benefit Plan” means any Plan established, arranged or maintained by a Seller, existing at the Closing Date or prior thereto, to which a Seller contributes or has contributed, or under which any employee, officer, director or former employee, officer or director of a Seller or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

“Books and Records” of any Person means all files, documents, instruments, papers, books, computer files (including but not limited to files stored on a computer’s hard drive or on floppy disks), electronic files and records in any other medium relating to the business, operations or condition of such Person, but excluding any of the foregoing related to the Excluded Assets and excluding the minute books, stock books and other corporate records related to the corporate organization of a Seller.

“Business” has the meaning set forth in the Recitals.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

“C&C Business” or the “Business of C&C” means the Business or aspects thereof as conducted by C&C.

“C&C Intellectual Property” means any Intellectual Property used in the Business that is owned by or licensed to C&C.

“C&C Purchased Assets” means the assets of C&C that are purchased by Purchaser as set forth in Section 2.1 and the Disclosure Schedules thereto, but not including the Excluded Assets.

“CIT Loan” means the loan evidenced by that certain factoring agreement dated as of December 19, 1988, as amended, between C&C as obligor and CIT as lender.

“Closing” has the meaning set forth in Section 2.10.

“Closing Date” has the meaning set forth in Section 2.10.

“Code” means the Internal Revenue Code of 1986, as amended.

“Copyrights” means all copyrights (whether registered or unregistered) in writings, artwork, graphics, photographs, animations, images, designs, ornamentation, mask works or other works, web sites and registrations or applications for registration of copyrights in any jurisdiction.

“Copyright Assignment” has the meaning set forth in Section 2.10(a)(iv).

“Costs of Goods Sold” means, for any period, the costs of goods sold of the Business for such period determined on a consolidated basis in accordance with GAAP applied in a manner consistent with that used by C&C in preparing the unaudited historical financial statements referenced in Section 3.4, and shall not include costs and expenses of overhead allocated by Purchaser that is inconsistent with C&C’s historical allocation of overhead.  For avoidance of doubt, Costs of Goods sold shall be calculated consistent with the calculation set forth in Schedule 1.1.

“Disclosure Schedule” or “Disclosure Schedules” means the disclosure schedule attached hereto that sets forth the exceptions to the representations and warranties contained in Article III and Article IV hereof and certain other information called for by this Agreement.

“Domain Names” means Internet web sites and domain names and registrations or applications for registration thereof.

“Domain Name Assignment” has the meaning set forth in Section 2.10(a)(iv).

“Employment Agreement” has the meaning set forth in Section 2.10(a)(vi).

“Encumbrances” means any mortgage, pledge, assessment, security interest, deed of trust, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future.

“Environmental Law” means any applicable law, and any Order or binding agreement with any Governmental or Regulatory Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.  The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to an Environmental Law.

“Equipment” has the meaning set forth in Section 2.1(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Escrow Agent” means the entity designated to serve as the escrow agent under the Escrow Agreement.

“Escrow Agreement,” “C&C Escrow Agreement” and “Sanuk Escrow Agreement” have the meanings set forth in Section 2.5(b) herein.

“Escrow Amount,” “C&C Escrow Amount” and “Sanuk Escrow Amount” have the meanings set forth in Section 2.5(b) herein.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Financial Statements of C&C” or “C&C Financial Statements” means:  (i) the unaudited balance sheet of C&C at December 31, 2009 and 2010 and the related unaudited statement of income and retained earnings, shareholders’ equity, and cash flow for the fiscal years then ended; and (ii) the Interim Financial Statements of C&C (as defined below).

“Financial Statements of Sanuk” or “Sanuk Financial Statements” means:  (i) the unaudited balance sheet of Sanuk at December 31, 2009 and 2010, and the related unaudited statement of income and retained earnings, members’ equity, and cash flow for the fiscal years then ended; and (ii) the Interim Financial Statements of Sanuk (as defined below).

“GAAP” means generally accepted United States accounting principles, applied on a consistent basis.

“General Assignment” has the meaning set forth in Section 2.10(a)(iii).

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or other country, any state, county, city or other political subdivision.

“Hazardous Materials” means any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, petroleum or petroleum-derived products or byproducts (including, without limitation, polyvinyl chloride), radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls, in each case, whether naturally occurring or manmade, that is regulated or restricted by or under any Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means all Copyrights, Domain Names, Marks, Patents, Trade Secrets, and all similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world relating to any of the foregoing.

“Intellectual Property Assignments” has the meaning set forth in Section 2.10(a)(iv).

“Interim Financial Statements of C&C” or “C&C Interim Financial Statements” means the unaudited balance sheet of C&C at March 31, 2011 and the related unaudited statement of income and retained earnings for the three (3) month period then ended.

“Interim Financial Statements of Sanuk” or “Sanuk Interim Financial Statements” means the unaudited balance sheet of Sanuk at March 31, 2011 and the related unaudited statement of income and retained earnings for the three (3) month period then ended.

“International Exploitation Rights” has the meaning set forth in Section 2.8.

“Knowledge” means:  (i) with respect to an individual, an individual will be deemed to have “Knowledge” of a particular fact or other matter if (A) such individual is actually aware of such fact or other matter, or (B) a prudent individual would have discovered or otherwise become aware of such fact or other matter in the course of conducting a reasonable inquiry concerning the existence of such fact or other matter; and (ii) with respect to a Person (other than an individual), such Person will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as an officer, director or senior manager has, or at any time had, Knowledge of such fact or other matter.

“Laws” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

“Liabilities” means any liability, debts, obligations or commitments of any kind or nature, whether accrued, absolute, contingent, matured, unmatured, and whether due or to become due.

“Lost Sales” has the meaning set forth in Section 7.3(c).

“Marks” means all fictitious business names, registered or unregistered trademarks and service marks, trade dress, trade names, Domain Names, brand names, and other names and slogans embodying business or product goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing, including intent-to-use applications, and all issuances, extensions, renewals of such registrations and applications, and all goodwill associated therewith.

“Material Adverse Effect” or “Material Adverse Change” means, with respect to a Seller, any event, occurrence change or condition that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to:  (a) the business, results of operations, condition (financial or otherwise), assets, Liabilities or prospects of the Business of such Seller; (b) the value of the Purchased Assets of such Seller; or (c) the ability of such Seller to consummate the transactions contemplated hereby; provided, however, that a “Material Adverse Effect” or “Material Adverse Change” shall not include any change or event resulting from: (i) general changes in the economy or financial markets of the United States or any other region outside of the United States to the extent they do not disproportionately affect the Business of such Seller in relation to other companies in the industries in which such Seller operates; or (ii) conditions caused by acts of war or terrorism, or the occurrence of natural disasters to the extent they do not disproportionately affect the Business of such Seller in relation to other companies in the industries in which such Seller conducts the Business.

“Non-Competition Agreements” has the meaning set forth in Section 2.10(b)(v).

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Ordinary Course of Business” means the action of a Person that is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

“Participating Percentage” means: (i) 50% for Sanuk and 50% for C&C for the 2011 Participating Period, 2012 Participating Period and 2013 Participating Period; and (ii) 100% for Sanuk and 0% for C&C for the 2015 Participating Period.

“Participation Payments” has the meaning set forth in Section 2.5(c).

“Patents” means all patented and patentable designs and inventions, discoveries, improvements, methodology, processes, technology and computer programs, software and databases (including source code, object code, development documentation, programming tools, drawings, specifications and data), and all applications or registrations in any jurisdiction pertaining to the foregoing, including all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof.

“Patent Assignment” has the meaning set forth in Section 2.10(a)(iv).

“Permits” means all licenses, permits, certificates of authority, authorizations, approvals, registrations and similar consents granted or issued by any Governmental or Regulatory Authority.

“Permitted Encumbrance” means:  (a) any Encumbrance for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; and (b) any minor imperfection of title or similar Encumbrance which individually or in the aggregate with other such Encumbrances does not impair the value of the property subject to such Encumbrance or the use of such property in the conduct of the Business of a Seller.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“Plan” means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workers’ compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Purchased Assets” means collectively, the Sanuk Purchased Assets and the C&C Purchased Assets as more specifically identified in Section 2.1 and the Disclosure Schedules thereto.

“Purchase Price” has the meaning set forth in Section 2.5.

“Purchaser” has the meaning set forth in the first paragraph of this Agreement.

“Purchaser Group” has the meaning set forth in Section 8.2(a).

“Purchaser Restricted Substance Policy” has the meaning set forth in Section 7.3.

“Real Property” has the meaning set forth in Section 3.9 with respect to C&C, and has the meaning set forth in Section 4.9 with respect to Sanuk.

“Sanuk Brand” has the meaning set forth in the recitals.

“Sanuk Business” or “Business of Sanuk” means the Business or aspects thereof as conducted by Sanuk.

“Sanuk Intellectual Property” means any Intellectual Property used in the Business that is owned by or licensed to Sanuk.

“Sanuk Purchased Assets” means the assets of Sanuk that are purchased by Purchaser as set forth in Section 2.1 of the Disclosure Schedule thereto, but not including the Excluded Assets.

“Seller” or “Sellers” has the meaning set forth in the first paragraph of this Agreement.

“Seller Group” has the meaning set forth in Section 8.2(c).

“Tax” (and, with correlative meaning, “Taxes,” “Taxable” and “Taxing”) means any tax, whether estimated or actual, including without limitation, income, property, sales, use, franchise, added value, employees’ income withholding and social security taxes, imposed by the United States or by any foreign country, or by any other taxing authority, which are due or payable by a Seller with respect to Assets used in the Business, and all interest and penalties thereon, whether disputed or not.

“Tax Return” means any return, report, information return, schedule or other document (including any related or supporting information) filed or required to be filed with respect to any taxing authority with respect to Taxes.

“Territory” means all territories excluding the United States of America.

“Total Sales” means, with respect to any Participation Period, the total sales of the Business for such period determined on a consolidated basis in accordance with GAAP.

“Trademark Assignment” has the meaning set forth in Section 2.10(a)(iv).

“Trade Secrets” means all proprietary confidential information, customer lists, plans, designs, devices, technical information, data, know-how, research and development, methods, processes, compositions or other trade secrets, and the right in any jurisdiction to limit the use or disclosure thereof.

1.2           Construction of Certain Terms and Phrases.  Unless the context of this Agreement otherwise requires:  (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (e) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or;” and (f) “including” means “including without limitation.”  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II
PURCHASE AND SALE OF ASSETS

2.1           Purchase and Sale of the Assets of Sellers.  Subject to the terms and conditions of this Agreement, at the Closing, and except for the Excluded Assets of a Seller, each of the Sellers agrees to grant, sell, convey, assign, transfer and deliver to Purchaser (or, with respect to the Assumed Contracts related to the International Exploitation Rights, Deckers Bermuda), and Purchaser or Deckers Bermuda, as the case may be, agrees to purchase and acquire from each of the Sellers, free and clear of any Encumbrance or adverse claim other than the Assumed Liabilities of a Seller, all of such Seller’s right, title, and interest in and to all Assets and Properties of each Seller of every kind, type or description, real, personal and mixed, tangible and intangible, wherever located and whether or not specifically referred to in this Agreement, that are used in or pertain to the Business (collectively, the “Purchased Assets”). Without limiting the foregoing, the Purchased Assets shall include:

(a)           all the equipment, leasehold improvements, hardware, software and other operating assets owned or leased by C&C, including without limitation, those set forth in Schedule 2.1(a)(i) attached hereto, and by Sanuk, including without limitation, those set forth in Schedule 2.1(a)(ii) attached hereto (as applicable, the “Equipment”);

(b)           all customer lists and customer accounts owned by each Seller relating to the Business, including without limitation, those set forth in Schedule 2.1(b)(i) attached hereto with respect to C&C, and those set forth in Schedule 2.1(b)(ii) with respect to Sanuk (as applicable, the “Customer Lists and Accounts”);

(c)           all of each Seller’s right, title and interest in and to the contracts and agreements related to the Business and which are specifically set forth in Schedule 2.1(c)(i) attached hereto with respect to C&C, and which are specifically set forth in Schedule 2.1(c)(ii) with respect to Sanuk (as applicable, the “Assumed Contracts”);

(d)           all Permits issued to or held by each Seller necessary or incidental to the conduct of the Business that are capable of being transferred, including without limitation, those set forth in Schedule 2.1(d)(i) attached hereto with respect to C&C, and those set forth in Schedule 2.1(d)(ii) with respect to Sanuk (as applicable, the “Permits”);

(e)           all prepaid expenses, deposits (except for lease security deposits) and deferred items of each Seller in effect as of the Closing Date and from which the Purchaser may derive future benefit;

(f)            all C&C Intellectual Property and all Sanuk Intellectual Property, including all licenses, immunities, covenants not to sue, claims or causes of action arising out of or related to infringement or misappropriation of any of the foregoing, together with all Books and Records describing or used in connection with any of the foregoing, and including, without limitation, all Intellectual Property identified in Section 3.10(a) and Section 4.10(a) of the Disclosure Schedule;

(g)           each Seller’s goodwill and going concern value related to the Business;

(h)           all accounts or notes receivable held by each Seller, and any security, claim, remedy or other right related to any of the foregoing (the “Accounts Receivable”);

(i)            all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories of each Seller (“Inventory”);

(j)            rights to any actions of any nature available to or being pursued by each Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(k)           all of each Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to the Business or to any of the Purchased Assets;

(l)            all of each Seller’s insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities; and

(m)          originals, or where not available, copies of all Books and Records of a Seller relating to the Business or any of the Purchased Assets, including but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and intellectual property files relating to the Intellectual Property of the Business.

2.2           Excluded Assets.  Notwithstanding Section 2.1 hereof, the Purchased Assets shall not include:  (i) with respect to each Seller, cash and cash equivalents and lease security deposits; (ii) the assets of C&C set forth in Schedule 2.2(ii) attached hereto; and (iii) the assets of Sanuk set forth in Schedule 2.2(iii) attached hereto (collectively, the “Excluded Assets”).

2.3           Assumed Liabilities.  The Purchaser hereby agrees to assume, pay, perform, fulfill and discharge only the following Liabilities (collectively, the “Assumed Liabilities”):

(a)           Those Liabilities and obligations specifically set forth in Schedule 2.3 attached hereto;

(b)           All Liabilities and obligations first incurred or to be performed on or after the Closing Date under or arising out of the Assumed Contracts;

(c)           All Liabilities and obligations arising out of or incurred in the operation of the Business or the ownership or use of the Purchased Assets on or after the Closing Date; and

(d)           All trade accounts payable of each Seller to third parties in connection with the Business that remain unpaid and are not delinquent as of the Closing Date and that either are reflected on the balance sheet of the Sanuk Financial Statements, the C&C Financial Statements or arose in the Ordinary Course of Business since the date of the balance sheet of such Sanuk Financial Statements or C&C Financial Statements.

2.4           Excluded Liabilities.  Except for the Assumed Liabilities and except for the Transfer Expenses (as defined in Section 2.9 below), the Sellers acknowledge and agree that the Purchaser shall not be obligated to assume or perform, and is not assuming or performing, any Liabilities of the Sellers, whether known or unknown, fixed or contingent, certain or uncertain, disclosed or undisclosed (collectively, the “Excluded Liabilities”), and the Sellers shall remain responsible for all such Excluded Liabilities and pay, perform, fulfill and discharge the same as and when due.  Without limiting the foregoing, the Excluded Liabilities shall include:

(a)           Costs and expenses of the Sellers related to the negotiation, preparation, investigation and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby;

(b)           Liability for Taxes for any pre-Closing period;

(c)           Any severance, payment, cost, benefit or other Liability related to or payable upon the termination by Sellers of any employee or other service provider of the Sellers;

(d)           All Liabilities and obligations related to Excluded Assets; and

(e)           Claims arising out of or incurred in the operation of the Business prior to the Closing.

2.5           Purchase Price.

(a)           Total Purchase Price.  As consideration for the Purchased Assets, subject to the terms and conditions of this Agreement, Purchaser (and Deckers Bermuda with respect to the payment for the International Exploitation Rights as described in Section 2.8 below) agrees to pay to the Sellers an aggregate purchase price equal to the sum of the following (such sum, the “Purchase Price”):

(i)            $119,800,000.00 (the “Closing Day Cash Payment”), as adjusted pursuant to Section 2.10(a) below; plus

(ii)           The aggregate Participation Payments payable as provided in Section 2.5(c) and Section 2.5(d) below.

(b)           Payment of Closing Day Cash Payment.  At the Closing, Purchaser shall pay the Closing Day Cash Payment to the Sellers in the following manner:

(i)            A cash payment to C&C in the amount and according to the wire instructions set forth on Schedule 2.5(i) (the “C&C Closing Day Cash Payment”), ten percent (10%) of which shall be deposited directly with the Escrow Agent (the “C&C Escrow Amount”) according to the wire instructions set forth on Schedule 2.5(i).  The C&C Escrow Amount shall be held by the Escrow Agent in accordance with Section 2.6 below and an escrow agreement substantially in the form attached hereto as Exhibit F (the “Escrow Agreement”), to be entered into by and among Purchaser, C&C and the Escrow Agent (the “C&C Escrow Agreement”); and

(ii)           A cash payment to Sanuk in the amount and according to the wire instructions set forth on Schedule 2.5(ii) (the “Sanuk Closing Day Cash Payment”), ten percent (10%) of which shall be deposited directly with the Escrow Agent (the “Sanuk Escrow Amount”) according to the wire instructions set forth on Schedule 2.5(ii).  The Sanuk Escrow Amount shall be held by the Escrow Agent in accordance with Section 2.6 below and the Escrow Agreement to be entered into by and among Purchaser, Sanuk and the Escrow Agent (the “Sanuk Escrow Agreement”).

(c)           Participation Payments.  The Participation Payments payable in the aggregate to the Sellers for the Participation Periods shall be determined as follows:

(i)            For the 2011 Participation Period, Purchaser shall pay to the Sellers (in accordance with Sections 2.5(d) and 2.5(e) below) an aggregate cash payment equal to the 2011 Implied Enterprise Value less the Closing Day Cash Payment, up to a maximum 2011 Participation Payment of $30,000,000.00 (the “2011 Participation Payment”);

(ii)           For the 2012 Participation Period, the Purchaser shall pay to the Sellers (in accordance with Sections 2.5(d) and 2.5(e) below) an aggregate cash payment equal to 51.8% of the 2012 Gross Profit Dollars (the “2012 Participation Payment”);

(iii)          For the 2013 Participation Period, the Purchaser shall pay to the Sellers (in accordance with Sections 2.5(d) and 2.5(e) below) an aggregate cash payment equal to 36.0% of the 2013 Gross Profit Dollars (the “2013 Participation Payment”); and

(iv)          For the 2015 Participation Period, the Purchaser shall pay to the Sellers (in accordance with Sections 2.5(d) and 2.5(e) below) an aggregate cash payment equal to 8% of the 2015 Implied Enterprise Value (the “2015 Participation Payment”).

(d)           Calculation of Participation Payments; Disputes.  The determination of the amount of the Participation Payments owed to the Sellers at the end of each Participation Period shall be made as follows:

(i)            Within sixty (60) days after the end of each Participation Period, the Purchaser shall prepare and deliver to the Sellers a consolidated statement of income of the Business as of the last day each Participation Period, prepared in accordance with GAAP on a consistent basis year-to-year (the “Participation Income Statement”), together with a statement (the “Participation Payment Computation Statement”) evidencing the Purchaser’s determination of the Participation Payment for that Participation Period due to the Sellers in accordance with Section 2.5(c) above.  In the event any of the Sellers disputes or objects to Purchaser’s determination as provided in subparagraph (ii) below, Purchaser shall make such payment as to the non-disputed amount in accordance with Section 2.5(e) below and acceptance of such payment shall not constitute a waiver of any of the Seller’s objection.

(ii)           Any of the Sellers, the Sanuk Sellers or the C&C Sellers may object to Purchaser’s determination of any Participation Payments set forth above.  Any such objection must be made by delivery of a written statement of objections (stating the basis of the objections with reasonable specificity) (the “Participation Payment Dispute Notice”) to Purchaser within thirty (30) days following delivery by Purchaser of the applicable Participation Payment Computation Statement and related supporting information.  If any Seller so objects, Purchaser and such Seller shall seek in good faith to resolve the differences specified in such objection within ten (10) Business Days following such Seller’s delivery of the Participation Payment Dispute Notice.  During such time, if Purchaser disagrees with the Seller’s objection, Purchaser shall provide to the Sellers, with reasonable specificity, a written statement of the basis of its disagreement.  If no Seller timely objects to the determination of the Participation Payment as reflected in the applicable Participation Payment Computation Statement, or if Purchaser agrees with the Seller’s objections to the Participation Payment, then such initial determination of the Participation Payment, or the modification thereof, as the case may be, shall be final and binding upon Purchaser and the Sellers.

(iii)          If Purchaser and the Sellers are unable to resolve a dispute with respect to the Participation Payment for any Participation Period during such ten (10) Business Day period following such Seller’s delivery of the Participation Payment Dispute Notice, then Purchaser, on the one hand, and the Sellers, on the other hand, jointly shall select an independent accounting firm of recognized national or regional standing acceptable to the Purchaser and the Sellers and not then rendering services to the Purchaser or any of the Sellers to resolve any remaining disputes related to the Participation Payment Dispute Notice.  If Purchaser and the Sellers cannot agree on the selection of an independent accounting firm of recognized national or regional standing within five (5) Business Days following the expiration of the ten (10) Business Day period, the Purchaser, on the one hand, and the Sellers, on the other hand, shall select an independent accounting firm of recognized national or regional standing and each such selected independent accounting firm shall select a third independent accounting firm of recognized national or regional standing who is not then rendering services to the Purchaser or any of the Sellers (such selected independent accounting firm whether pursuant to this sentence or the preceding sentence, the “Participation Payment Auditor”).

(iv)          Within two (2) Business Days following the selection of the Participation Payment Auditor, each of the Purchaser, on the one hand, and the Sellers, on the other hand: (i) shall submit to the Participation Payment Auditor their respective calculation of the applicable Participation Payment (each, a “Proposed Amount”), together with such work papers, documents and other information related to the disputed issues as the Participation Payment Auditor may reasonably request and are available to each party or its agents; and (ii) shall be afforded the opportunity to present the Participation Payment Auditor any such material related to the disputed issues and to discuss the issues with the Participation Payment Auditor.  The Participation Payment Auditor shall be instructed to use every reasonable effort to perform its services within thirty (30) days after the selection of the Participation Payment Auditor, and in any case, as soon as practicable after such submission of the Proposed Amounts.  The Participation Payment Auditor shall be instructed that, in making its final and binding resolution, it must select either the Proposed Amount of Purchaser in its entirety or the Proposed Amount of the applicable Sellers in its entirety.  The Participation Payment Auditor shall make a final and binding resolution of the dispute with respect to the Participation Payment Computation

Statement, and the applicable Participation Payment as finally determined thereby shall be deemed acceptable to Purchaser and the Sellers for all purposes of this Agreement.  No appeal from such determination shall be permitted.  The costs and expenses for the services of the Participation Payment Auditor shall be borne by the Party whose Proposed Amount is not selected by the Participation Payment Auditor.  Judgment upon any award or decision by the Participation Payment Auditor may be enforced by any court having jurisdiction thereof.  Following such resolution by the Participation Payment Auditor, the Purchaser immediately shall wire to Sellers all amounts, if any, to the accounts designated by the Sellers.

(e)           Payment of Participation Payments.  Within the later of:  (i) sixty (60) days from the end of each Participation Period; or (ii) if applicable, fifteen (15) days of the decision by the Participation Payment Auditor pursuant to Section 2.5(d) above with respect to such Participation Period, the Purchaser shall pay to each Seller cash in the amount equal to the product of (x) such Seller’s Participating Percentage, multiplied by (y) the aggregate Participation Payment payable for the Participation Period as determined above.

(f)            Tax Treatment of Participation Payments.  The parties acknowledge and agree that the Participation Payments will result in the transaction being treated as a contingent payment installment sale within the meaning of IRS Treasury Regulation 15A.453-1(c), except to the extent that the respective Sellers elect out.

2.6           Escrow.  The parties hereto shall enter into the Escrow Agreements as security for the Sellers’ indemnification obligations under Article VIII, subject to the continuation or extension thereof if a claim for indemnity has been filed prior to the expiration of such period and such claim remains unresolved as of the date such Escrow Agreement would have expired in the absence of an indemnity claim, or as otherwise set forth in the Escrow Agreements.  The Escrow Amount shall be subject to release from the Escrow Account in accordance with the terms of the Escrow Agreement.

2.7           Allocation of Aggregate Purchase Price.  The allocation of the Purchase Price shall be determined by Purchaser and Sellers in good faith and set forth on Schedule 2.7 attached hereto.  Purchaser and each Seller agree:  (i) to report the sale of the Purchased Assets for federal and state Tax purposes in accordance with the allocations set forth on Schedule 2.7 hereto; and (ii) not to take any position inconsistent with such allocations on any of their respective Tax Returns.  Any adjustments to the Purchase Price, including but not limited to purchase price adjustments or adjustments related to Participation Payments shall, to the extent practical, be allocated to the specific asset to which they relate, or, alternatively, be allocated to the residual category of goodwill as reasonably determined in good faith by Purchaser and Sellers.

2.8           Purchase of International Exploitation Rights.  The parties acknowledge and agree that:  (i) immediately prior to and conditioned upon the consummation of the transactions contemplated by this Agreement, (A) the Sanuk License Agreement shall be terminated and of no further force and effect, and (B) Sellers hereby grant to Deckers Bermuda a perpetual, royalty-free, exclusive right and license to use, exploit and derive economic benefit from the Sanuk Intellectual Property and C&C Intellectual Property in the Territory (the “International Exploitation Rights”); and (ii) at the Closing, the transfer and sale to Purchaser of all of C&C’s and Sanuk’s right, title, and interest in and to the Sanuk Intellectual Property and the C&C

Intellectual Property shall be subject only to the International Exploitation Rights held by Deckers Bermuda.  Of the Purchase Price to be paid by Purchaser at the Closing, Deckers Bermuda shall pay the amount set forth in Schedule 2.8, which amount shall be determined prior to Closing, in consideration of the acquisition of the International Exploitation Rights from Sellers and the related Assumed Contracts related to such International Exploitation Rights.

2.9           Closing Costs; Transfer Costs; Taxes and Fees.  Purchaser shall be responsible for the timely payment of all sales, use, value added, documentary, stamp, registration, transfer, conveyance, excise, recording, license, permits, filing fees, governmental approvals and other similar expenses, costs, taxes and fees, arising out of or in connection with or attributable to the transactions contemplated by this Agreement, including without limitation:  (i) any expenses associated with the transfer and assignment of Intellectual Property; (ii) any expenses associated with Permits that may be transferred lawfully; (iii) any HSR filings fees of each Seller if required; (iv) all expenses of obtaining the Audited Financial Statements of each Seller; and (v) all expenses and costs of the Escrow and Escrow Agent of each Seller (collectively, “Transfer Expenses”).  All Taxes not otherwise addressed herein shall be the financial responsibility of the party obligated to pay such Taxes as determined by applicable law and neither party is or shall be liable at any time for any other party’s Taxes incurred in connection with or related to amounts paid under this Agreement.

2.10         Closing Time and Place.  The consummation of the purchase and sale of the Purchased Assets under this Agreement (the “Closing”) shall take place upon the terms and subject to the conditions of this Agreement, through the electronic transmission of signature pages and other required deliveries through Purchaser’s and Sellers’ respective counsels, at 10:00 a.m. local time on July 1, 2011, or at such time and in such manner as the Purchaser and Sellers mutually agree in writing (the “Closing Date”).

(a)           Closing Deliveries by the Sellers.  At the Closing, the Sellers shall have delivered or caused to be delivered to Purchaser:

(i)            possession of all of the Purchased Assets;

(ii)           a Bill of Sale from each Seller substantially in the form of Exhibit A attached hereto, conveying good and marketable title in and to all of the Purchased Assets, duly executed by such Seller;

(iii)          an Assignment and Assumption Agreement from each Seller substantially in the form of Exhibit B attached hereto (the “General Assignment”) of all of the Purchased Assets, duly executed by such Seller;

(iv)          a Copyright Assignment from each Seller substantially in the form of Exhibit C-1 attached hereto (“Copyright Assignment”), a Domain Name Assignment from each Seller substantially in the form of Exhibit C-2 attached hereto (“Domain Name Assignment”), a Patent Assignment from each Seller substantially in the form of Exhibit C-3 attached hereto (“Patent Assignment”), and a Trademark Assignment from each Seller substantially in the form of Exhibit C-4 attached hereto (“Trademark Assignment,” together with the Copyright Assignment, Domain Name Assignment, the “Intellectual Property

Assignments”), assigning all of such Seller’s Intellectual Property related to the Business, duly executed by such Seller;

(v)           a Non-Competition Agreement by and between Purchaser and each of Sanuk, C&C, Kelley, Kessler, Clark and Carr, substantially in the form of Exhibit D attached hereto (the “Non-Competition Agreement”), duly executed by each of the parties thereto;

(vi)          an Employment Agreement by and between Purchaser and each of Kelley, Kessler, Clark and Carr, substantially in the form of Exhibit E attached hereto (the “Employment Agreements”), duly executed by each of the parties thereto;

(vii)         a sublease, substantially in the form of Exhibit G attached hereto (the “Sublease Agreement”), with respect to the parcels of Seller Real Property identified in Section 3.9 of the Disclosure Schedule, duly executed by the Purchaser, by the landlord of such Seller Real Property and by the applicable Seller bound by the lease for such Seller Real Property; provided, however, that if for any reason the landlord of such Seller Real Property does not timely deliver its consent to the Sublease Agreement, then Purchaser may, in Purchaser’s sole discretion, require the applicable Seller to enter into an assignment of such applicable lease, and concurrently enter into a sublease in the form of Exhibit G, but providing for Purchaser to sublet a portion of the applicable Seller Real Property to Seller that is not subject to a sublease by Seller to LSpace, for the period commencing on the date that is eighteen (18) months after the Closing (or such lesser period remaining after Purchaser vacates the premises) and expiring concurrently with the expiration of such applicable lease, and thereby providing that Seller shall bear all responsibility, liability and cost for surrendering such Seller Real Property upon the expiration of such applicable lease.

(viii)        the C&C Escrow Agreement and the Sanuk Escrow Agreement, duly executed by each of the parties thereto;

(ix)           duly executed certificates of an authorized officer of each Seller, dated as of the Closing Date, certifying to the fulfillment of the conditions in Section 6.2(a) and Section 6.2(b);

(x)            certificates of good standing from the State of California for each of the Sellers, dated as of a recent date;

(xi)           a Certificate of Amendment (Form LLC-2) executed by Sanuk amending Sanuk’s Articles of Organization to delete and replace all references to “Sanuk;”

(xii)          consents to assignment for the Assumed Contracts to the extent required by the terms thereof and by the Purchaser;

(xiii)         evidence of termination of the CIT Loan and all obligations thereunder, together with evidence of filing of all related UCC-3 termination statements with respect to any security interest securing such obligations;

(xiv)        non-foreign affidavits from each Seller with respect to each Seller’s interest in the Purchased Assets, dated as of the Closing, sworn under penalty of perjury and in the form and substance required under Treasury Regulations issued pursuant to Section 1445 of the Code, stating that each Seller is not a “foreign person” as defined in Section 1445(f) of the Code;

(xv)         Audited Financial Statements of each Seller;

(xvi)        Resolutions duly adopted by Seller’s board of directors or manager(s) (as applicable), and Seller’s shareholders or members (as applicable), each authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements to which such Seller is a party, and the transactions contemplated hereby or thereby, certified by the corporate secretary (or equivalent corporate officer or member of each Seller); and

(xvii)       such other documents as Purchaser reasonably may request for the purpose of facilitating the consummation of the transactions contemplated herein.

(b)           Closing Deliveries By Purchaser.  At the Closing, Purchaser shall have delivered or caused to be delivered to each of the Sellers:

(i)            the Closing Day Cash Payment;

(ii)           the Bills of Sale, duly executed by Purchaser;

(iii)          the General Assignments, duly executed by Purchaser;

(iv)          the Intellectual Property Assignments, duly executed by Purchaser;

(v)           the Employment Agreements, duly executed by Purchaser;

(vi)          the Non-Competition Agreements, duly executed by Purchaser;

(vii)         the Sublease Agreement, duly executed by Purchaser;

(viii)        the Sanuk Escrow Agreement and the C&C Escrow Agreement, duly executed by Purchaser;

(ix)           certificates of good standing from the State of Delaware for each of Parent and Purchaser, and certificates of good standing and qualification to do business from the State of California for each of Parent and Purchaser, dated as of a recent date;

(x)            resolutions duly adopted by the boards of directors of Purchaser and of Parent, each authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements to which Purchaser or Parent is a party, and the transactions contemplated hereby or thereby, certified by the corporate secretary of Parent and Purchaser; and

(xi)           duly executed certificates of an authorized officer of each of Purchaser and Parent, dated as of the Closing Date, certifying to the fulfillment of the conditions in Section 6.1(a) and Section 6.1(b).

2.11         Working Capital Adjustment.

(a)           Not more than 10 business days prior to the Closing Date, the Sellers and the Purchaser will work in good faith to estimate the difference, if any, of the “Specified Assets” over the “Specified Liabilities” (each such term defined in Schedule 2.11 attached hereto) with respect to the Sellers, on a consolidated basis, as of the Closing Date (such difference shall be referred to herein as the “Working Capital”).  The estimate of the Working Capital with respect to the Sellers (hereinafter referred to as the “Estimated Working Capital”) shall be prepared in good faith in accordance with the methodology set forth in the sample pro forma Working Capital calculation prepared by the Sellers and Purchaser and attached to this Agreement as Schedule 2.11 (the “Sample Working Capital Calculation”).  At the Closing, the Purchase Price will be adjusted on a dollar-for-dollar basis as follows:  if Estimated Working Capital exceeds $11,700,000 (the “Budget Working Capital”), then the Purchase Price will be increased by the amount of such excess; if Estimated Working Capital is less than Budget Working Capital, then the Purchase Price will be decreased by the amount of such deficiency.  By way of example, Schedule 2.11 sets forth a balance sheet for the Sellers, on a consolidated basis, and a calculation of Working Capital as calculated therefrom.

(b)           Within 60 days after the Closing Date, Purchaser will prepare and deliver to each Seller:  (i) an unaudited consolidated balance sheet of the Sellers, as of the Closing Date (the “Closing Balance Sheet”); and (ii) a statement setting forth Working Capital, as determined by reference to the Closing Balance Sheet (such statement shall be referred to herein as the “Working Capital Statement”).  The Closing Balance Sheet and Working Capital Statement shall be prepared in conformity with GAAP, applied in a manner consistent with that used by the Sellers (as applicable) in accordance with the Sample Working Capital Calculation, and shall present fairly the balance of the Specified Assets and Specified Liabilities as of the Closing Date.

(c)           Each Seller will have a period of 30 days after its receipt of the Closing Balance Sheet and Working Capital Statement to review such items and Purchaser’s calculation of Working Capital, and to notify Purchaser of any disputes with respect thereto (the “Review Period”).  As part of such review, each Seller and its advisors will have reasonable access during normal business hours to Purchaser’s work papers and to the preparers of the Closing Balance Sheet and to the books and records on which the Closing Balance Sheet is based.

(d)           Prior to the expiration of the Review Period, each Seller shall notify Purchaser of any objections or proposed changes to the Working Capital Statement or the Closing Balance Sheet (a “Dispute Notice”) and the parties shall negotiate in good faith in an effort to resolve any dispute.  If a Seller fails to so notify Purchaser of any objections or proposed changes within the Review Period, if each Seller notifies Purchaser that he has no objections or proposed changes to any of such items, or if each Seller and Purchaser agree in writing on the resolution of all such objections or changes within 30 days following delivery to Purchaser of such objections or proposed changes, the Closing Balance Sheet and the Working Capital Statement, with any changes as may be agreed upon in writing, shall be final and binding.  If the parties are unable to resolve such dispute within 30 days after Purchaser receives such Dispute Notice, then Purchaser and the applicable Seller shall jointly select an independent accounting firm of recognized national or regional standing who is not then rendering services to the Purchaser or any of the Sellers to resolve any disagreements.  If the applicable Seller and

Purchaser are unable to jointly select such independent accounting firm within ten (10) Business Days after the expiration of the Review Period, each of Purchaser, on the one hand, and the applicable Seller, on the other hand, shall select an independent accounting firm of recognized national or regional standing and each such selected independent accounting firm shall select a third independent accounting firm of recognized national or regional standing who is not rendering services to the Purchaser or any of the Sellers (such selected independent accounting firm whether pursuant to this or the preceding sentence, the “Arbiter”).  Each of Purchaser and each applicable Seller will be afforded the opportunity to present to such Arbiter any material related to the determination and to discuss the determination with such Arbiter.  The determination by such Arbiter will be conclusive and binding upon the parties.  The applicable Sellers and Purchaser will share the fees and expenses of such Arbiter equally.

(e)           If the Working Capital as finally determined pursuant to Section 2.11(c) and Section 2.11(d) (the “Final Working Capital”) is less than Estimated Working Capital (the “Overpayment”), then within five Business Days of determination of the Final Working Capital, the Sellers shall remit the amount of the Overpayment to Purchaser, with each Seller paying such amount according to the instructions set forth on Schedule 2.5.  If the Final Working Capital is greater than Estimated Working Capital (the “Underpayment”), then within five Business Days of determination of the Final Working Capital, Purchaser shall pay to the Sellers the amount of the Underpayment in cash, for distribution to the Sellers according to the instructions set forth on Schedule 2.5.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF C&C AND THE C&C SELLERS

C&C and the C&C Sellers, jointly and severally, represent and warrant to Purchaser as of the Closing, except as set forth in the correspondingly numbered Section of Disclosure Schedules furnished to Purchaser, as follows:

3.1           Organization of C&C.  C&C is a corporation duly organized, validly existing, and in good standing under the laws of the State of California, and has the requisite corporate power and authority to own or lease and operate its properties, including the C&C Purchased Assets, and to carry on its business as now conducted.  Section 3.1 of the Disclosure Schedule contains a complete and accurate list of C&C’s jurisdiction of incorporation and any other jurisdictions in which it is qualified to do business as a foreign corporation.  C&C is duly authorized or qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the properties owned, leased or operated by it, or the business conducted by it, requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.  C&C does not currently have, and has not had in the past, any subsidiaries.  There is no outstanding obligation of C&C to make any investment in or advance of funds to, any subsidiary, joint venture or other entity, relating to the C&C Business or the C&C Purchased Assets.

3.2           Authorization and Enforceability.  C&C has all corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby.  Each of the C&C Sellers has the requisite capacity to execute and deliver this Agreement and the Ancillary Agreements to which he is a party, to perform his obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by each of C&C and the C&C Sellers, and constitutes a legal, valid and binding obligation of C&C and such C&C Seller enforceable against such C&C Seller and C&C in accordance with its terms, except where such enforceability may be subject to or limited by:  (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors; and (ii) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.  The C&C Sellers, and trusts established for their benefit or the benefit of family members, are the only shareholders of C&C.

3.3           No Conflicts; Consents.  Except as set forth in Section 3.3 of the Disclosure Schedule and as required by the HSR Act, no notice to or filing with, and no Permit or consent of any Governmental Authority or any other Person is necessary or required to be obtained, made or given by C&C or the C&C Sellers in connection with the execution and delivery by C&C or the C&C Sellers of this Agreement and any of the Ancillary Agreements to which they are a party, the performance by C&C and the C&C Sellers of their respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.  The execution and delivery by C&C and the C&C Sellers of this Agreement and each of the Ancillary Agreements to which they are a party does not, and the consummation of the transactions contemplated hereby and thereby will not:  (i) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other shareholder agreements of C&C; (ii) conflict with or result in a violation or breach of any provision of any Law, Permit or Order applicable to C&C, the C&C Sellers or the C&C Purchased Assets; (iii) result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any, material contract, agreement or understanding to which the C&C Sellers is a party or by which C&C or the Business of C&C is or may be bound or to which any of the C&C Purchased Assets are or may be subject; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the C&C Purchased Assets.

3.4           Financial Statements.  C&C has previously delivered to Purchaser the C&C Financial Statements.  Such C&C Financial Statements:  (i) are true, correct and complete; (ii) are in accordance with the Books and Records of C&C; (iii) have been prepared in conformity with GAAP; and (iv) fairly present the financial condition and results of operations of C&C as of the respective dates thereof and for the periods covered thereby; provided, that the C&C Interim Financial Statements are subject to normal adjustments and lack footnotes and certain other presentation items.

3.5           Absence of Certain Changes.  Except as set forth in Section 3.5 of the Disclosure Schedule or as required under this Agreement, since March 31, 2011 and other than in the Ordinary Course of Business, there has not been any:

(a)           Event, circumstance or development that, individually or together with other such events, would reasonably be expected to result in a Material Adverse Effect on the C&C Purchased Assets or the Business of C&C.

(b)           Sale, lease, transfer or assignment of any of the C&C Purchased Assets, tangible or intangible, except for sale of inventory in the Ordinary Course of Business.

(c)           Acceleration, termination, modification or cancellation of any agreement, contract, lease or license relating to the Business of C&C or the C&C Purchased Assets involving more than $25,000 in any case, or $100,000 in the aggregate.

(d)           Imposition of any Encumbrance upon any of the C&C Purchased Assets, tangible or intangible, other than Permitted Encumbrances.

(e)           Transfer, assignment or grant of any material license or sublicense of any rights under or with respect to any C&C Intellectual Property.

(f)            Material damage, destruction or loss (whether or not covered by insurance) to the C&C Purchased Assets, with materiality for purposes of this provision being agreed to mean damage, destruction or loss in excess of $25,000.

(g)           Entry into any material contract.

(h)           Entry into any employment contract or collective bargaining agreement, written or oral, with any new employee of C&C, or modification of the terms of any such existing contract or agreement.

(i)            Grant of any material increase in the base compensation of any of C&C’s officers and employees, material change in employment terms of its officers and employees, or grants of any bonuses, whether monetary or otherwise.

(j)            Material change in C&C’s accounting methods, principles or practices, except as required by GAAP or as disclosed in the C&C Financial Statements.

(k)           Material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits.

(l)            Termination or failure to renew, nor has C&C received any written threat (that was not subsequently withdrawn) to terminate or fail to renew, any contract or other agreement that would have a Material Adverse Effect on the Business of C&C or the C&C Purchased Assets.

(m)          Waiver of any rights that would have a Material Adverse Effect on the Business of C&C or the C&C Purchased Assets.

(n)           Resignation or termination of any key officers or key employees of C&C.

(o)           Revaluation by C&C of any of the C&C Purchased Assets.

(p)           Redemption, purchase or acquisition of C&C’s capital stock or other equity interests.

(q)           Contract to do any of the things described in the preceding clauses (a) through (p), or failure or omission to take any action that would result in any of the foregoing, other than negotiations with Purchaser and its representatives regarding the transactions contemplated by this Agreement.

3.6           No Undisclosed Liabilities.  Except as disclosed in Section 3.6 of the Disclosure Schedule or in the C&C Financial Statements, there are no material Liabilities (whether accrued, absolute or contingent) incurred by C&C or relating to the C&C Purchased Assets, other than Liabilities incurred after the end of the period covered by the C&C Financial Statements in the Ordinary Course of Business which have not had, and could not reasonably be expected to result in, a Material Adverse Effect on C&C, the Business of C&C or the C&C Purchased Assets.

3.7           Purchased Assets.

(a)           Section 3.7(a) of the Disclosure Schedule contains a complete and accurate schedule specifying the location of all of the C&C Purchased Assets, where applicable, as of the Closing Date.  C&C has good and marketable title to, or a valid leasehold interest in all of the C&C Purchased Assets, free and clear of all Encumbrances, except the Permitted Encumbrances.  The C&C Purchased Assets constitute all property of any nature owned by and/or used by C&C in the operation of the C&C Business as currently conducted.

(b)           All tangible personal property of C&C included in the C&C Purchased Assets is in good operating condition and repair, ordinary wear and tear excepted.  Except as set forth in Section 3.7(b) of the Disclosure Schedule, the C&C Purchased Assets and the Excluded Assets constitute all of the assets owned by C&C that are used by C&C to conduct the C&C Business, and no assets used in the conduct of the C&C Business and valued at more than Five Thousand and no/100 Dollars ($5,000) in the aggregate are owned by the C&C Sellers or any Affiliate of C&C.

3.8           Benefit Plans; ERISA.

(a)           Section 3.8(a) of the Disclosure Schedule lists of all pension, profit sharing, stock option, employee stock purchase or other plans providing for deferred, incentive or other compensation or fringe benefits to employees, and all other employee benefit plans to which C&C is a party or by which it is bound (collectively, the “C&C Plans”).

(b)           Except as set forth in Section 3.8(b) of the Disclosure Schedule, neither C&C nor any ERISA Affiliate has any actual or contingent, direct or indirect, liability in respect of any employee benefit plan or arrangement, including any plan subject to ERISA, other than to make contributions under or pay benefits pursuant to the C&C Plans.

(c)           All of the C&C Plans are in material compliance with all applicable Laws, and no “reportable event,” as defined in ERISA, has occurred or is continuing with respect to any C&C Plan.

(d)           No C&C Plan:  (i) is subject to Title IV of ERISA, or is otherwise a defined benefit plan subject to Title 1 or Title IV of ERISA, or is a multiple employer plan (within the meaning of IRC Section 413(c); or (ii) provides for post-retirement welfare benefits other than as may be required under Section 4980B(f) of the Code or a “parachute payment” (within the meaning of IRC Section 280G(b)).

(e)           Except as set forth in Section 3.8(e) of the Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the transactions described in this Agreement:  (i) will not result in any prohibited transaction within the meaning of Section 406 of ERISA or IRC Section 4975; or (ii) in the payment, vesting or acceleration of any benefit under any C&C Plan.

3.9           Real Property; Leases.  C&C does not own, and has not previously owned, any real property.  Section 3.9 of the Disclosure Schedule contains a complete and accurate description of each parcel of real property leased by C&C (as lessee or lessor) (the “C&C Real Property”) and all Encumbrances (other than Permitted Encumbrances) relating to or affecting the C&C Real Property.  C&C has a valid leasehold interest in all C&C Real Property used in the conduct of the Business of C&C, free and clear of all Encumbrances other than Permitted Encumbrances.  C&C has rights of ingress and egress with respect to the C&C Real Property, and all buildings, structures, facilities, fixtures and other improvements thereon material for the operation of the Business of C&C.  C&C has delivered or made available to Purchaser true, correct and complete copies of all Real Property leases, including all modifications, amendments and supplements thereto.  Each lease with respect to the C&C Real Property is a legal, valid and binding agreement of C&C.  Except as set forth in Section 3.9 of the Disclosure Schedule, there is no, and C&C has not received notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder.  C&C has not received notice of, nor has there been any, threatened default by any landlord under any C&C Real Property lease.  Except as set forth in Section 3.9 of the Disclosure Schedule, all required consents, approvals or authorization of, filing with, or notice to, any party to any C&C Real Property lease in connection with the transactions contemplated by this Agreement have been completed.

3.10         Intellectual Property Rights.

(a)           Section 3.10(a) of the Disclosure Schedule lists all registered Marks, registered Copyrights, issued Patents, material unregistered Copyrights, material unregistered Marks (including Domain Names), and applications for any of the foregoing, in each case that are owned (in whole or in part) by C&C, and any proceedings or actions before any

Governmental Authority (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) in which any of the C&C Intellectual Property is involved.

(i)            The C&C Intellectual Property is all of the Intellectual Property that is used for the operation of the C&C Business as presently conducted.  C&C is the owner of all right, title, and interest in and to the C&C Intellectual Property that is registered. Except as disclosed in Section 3.10(a)(i) of the Disclosure Schedule, to the Knowledge of C&C, C&C is the owner of all right, title, and interest in and to the C&C Intellectual Property that is subject to a pending application for registration with the United States Patent and Trademark Office and any comparable foreign patent or trademark office (the “C&C Pending IP”).  Except as disclosed in Section 3.10(a)(i) of the Disclosure Schedule, such registered C&C Intellectual Property, and to the Knowledge of C&C such C&C Pending IP, is free and clear of all liens, security interests, charges, encumbrances and other adverse claims.  Except as set forth in Section 3.10(a)(i) of the Disclosure Schedule, no Person other than C&C has an ownership interest in or exclusive rights to any registered C&C Intellectual Property, or to the Knowledge of C&C, such C&C Pending IP.  Except as set forth in Section 3.10(a)(i) of the Disclosure Schedule, all registered C&C Intellectual Property, and to the Knowledge of C&C such C&C Pending IP, is fully transferable or assignable by C&C without restriction.

(ii)           C&C has not given to any third party any warranty or indemnification related to the C&C Intellectual Property, except for:  (i) statutory warranties given in the ordinary course of business in connection with the sale of C&C’s goods; (ii) warranties given by third party manufacturers that such C&C passes through or assigns to its customers in connection with the sale of goods; and (iii) as set forth in Section 3.10(a)(ii) of the Disclosure Schedule.

(b)           Section 3.10(b) of the Disclosure Schedule contains a complete and accurate list and summary description, of all contracts relating to the C&C Intellectual Property to which C&C is a party or by which C&C is bound, except for:  (i) any license implied by the sale of a product; or (ii) any perpetual, paid-up licenses for commonly available software programs, click through standard agreements or shrink-wrap agreements with a value of less than $25,000 under which C&C is the licensee.  There are no outstanding and, to the Knowledge of C&C and the C&C Sellers, no threatened disputes or disagreements with respect to any such contract.

(c)           To the Knowledge of C&C and the C&C Sellers, no employee of C&C has entered into any contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than C&C.  Except as set forth in Section 3.10(c) of the Disclosure Schedule, each of the employees, officers and consultants of C&C who has created or who have participated in or contributed to, the conception, development, authoring, creation, or reduction to practice of any C&C Intellectual Property used or held for use by C&C has assigned ownership of such Intellectual Property to C&C.

(d)           Patents.

(i)            C&C is the owner of all right, title, and interest in and to each of the issued Patents listed in Section 3.10(d)(i) of the Disclosure Schedule, free and clear of all liens, security interests, charges, encumbrances and other adverse claims, except for Permitted Encumbrances.

(ii)           All of the issued Patents of C&C are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within thirty (30) days after the Closing Date.

(iii)          Except as set forth in Section 3.10(d)(iii) of the Disclosure Schedule, no issued Patent or Patent application of C&C has been or is now involved in any interference, reissue, reexamination, or opposition proceeding.  To the Knowledge of C&C and the C&C Sellers, there is no potentially interfering patent or patent application of any third party.

(iv)          Except as set forth in Section 3.10(d)(iv) of the Disclosure Schedule, to the Knowledge of C&C and the C&C Sellers, no issued Patent of C&C is infringed, or at any time during the past five years has been challenged or threatened in any way.

(v)           All products sold under the issued Patents or patent applications of C&C have been marked with the proper patent notice.

(e)           Marks.

(i)            C&C is the owner of all right, title, and interest in and to each of the Marks listed in Section 3.10(e)(i) of the Disclosure Schedule that are registered.  Except as disclosed in Section 3.10(e)(i) of the Disclosure Schedule, to the Knowledge of C&C, C&C is the owner of all right, title, and interest in and to each of the Marks listed in Section 3.10(e)(i) of the Disclosure Schedule that are the subject of a pending application for registration with the United States Patent and Trademark Office and any comparable foreign patent and trademark office (such Marks that are pending registration, “C&C Pending Marks”).  Such registered Marks, and except as disclosed in Section 3.10(e)(i) of the Disclosure Schedule, to the Knowledge of C&C such C&C Pending Marks, are free and clear of all liens, security interests, charges, encumbrances and other adverse claims, except for Permitted Encumbrances.

(ii)           Except as set forth in Section 3.10(e)(ii) of the Disclosure Schedule, all Marks of C&C that have been registered with the United States Patent and Trademark Office and any comparable foreign patent or trademark offices are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(iii)          Except as set forth in Section 3.10(e)(iii) of the Disclosure Schedule, no registered Mark of C&C, or to the Knowledge of C&C no C&C Pending Mark, is now involved in any opposition, invalidation, or cancellation proceedings and, to the Knowledge of C&C and the C&C Sellers, no action is threatened with respect to any of the Marks of C&C.

(iv)          Except as set forth in Section 3.10(e)(iv) of the Disclosure Schedule, to the Knowledge of C&C and the C&C Sellers, there is no potentially interfering Mark or application for such Mark of any third party with respect to any registered Mark or C&C Pending Mark, within the jurisdiction that the registered or C&C Pending Mark (as the case may be) is registered or applied for.

(v)           Except as set forth in Section 3.10(e)(v) of the Disclosure Schedule, to the Knowledge of C&C and the C&C Sellers, no registered Mark of C&C or C&C Pending Mark is infringed or has been challenged or threatened in any way, within the jurisdiction that the Mark is registered or applied for.

(f)            Copyrights.

(i)            To the Knowledge of C&C and the C&C Sellers, C&C is the owner of all right, title, and interest in and to each of the Copyrights listed in Section 3.10(f)(i) of the Disclosure Schedule, free and clear of all liens, security interests, charges, encumbrances and other adverse claims, except for Permitted Encumbrances.

(ii)           To the Knowledge of C&C and the C&C Sellers, all of the registered Copyrights of C&C are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within thirty (30) days after the date of Closing.

(iii)          To the knowledge of C&C and the C&C Sellers, no Copyright of C&C is infringed or has been challenged or threatened in any way.

(g)           Trade Secrets.

(i)            Except as set forth in Section 3.10(g)(i) of the Disclosure Schedule, C&C has taken all commercially reasonable precautions, including all steps which C&C is contractually obligated to take, to: (A) protect the secrecy, confidentiality, and value of its Trade Secrets; and (B) protect the Trade Secrets of others who have provided such Trade Secrets to C&C in confidence.

(ii)           C&C validly owns and has an absolute (but not necessarily exclusive) right to use its Trade Secrets.  To the Knowledge of C&C and the C&C Sellers, the Trade Secrets are not part of the public knowledge or literature and, have not been used, divulged, or appropriated either for the benefit of any Person (other than C&C, Sanuk, and Purchaser) or to the detriment of C&C.  No Trade Secret is subject to any adverse claim or has been challenged or, to the Knowledge of C&C or the C&C Sellers, threatened in any way.

(h)           Except as set forth in Section 3.10(h) of the Disclosure Schedule, the operation of the C&C Business as currently conducted, including, without limitation, the manufacture or sale of any of the products manufactured or sold by C&C, has not infringed, misappropriated or otherwise violated, and does not infringe, misappropriate or otherwise violate, any Intellectual Property of any Person in the United States or, to the Knowledge of the C&C Sellers, any other jurisdiction in the world.

3.11         Litigation.  Except as set forth in Section 3.11 of the Disclosure Schedule, there are no Actions or Proceedings pending or, to the Knowledge of the C&C Sellers, threatened or anticipated against, relating to or affecting:  (i) C&C, the C&C Business or the C&C Purchased Assets; or (ii) the transactions contemplated by this Agreement, and, to the Knowledge of the C&C Sellers, there is no basis for any such Action or Proceeding.  C&C is not in default with respect to any Order, and there are no unsatisfied judgments against C&C.  There are no Actions or Proceedings that C&C or the C&C Sellers intend to initiate.

3.12         Compliance with Law.  C&C is in compliance with all applicable laws, statutes, Orders, ordinances and regulations, whether federal, state, local or foreign, except where the failure to comply would not reasonably be expected to result in a Material Adverse Effect on the Business of C&C or the C&C Purchased Assets.  Neither C&C nor the C&C Sellers has received any written notice to the effect that, or otherwise has been advised that, C&C is not in compliance with any of such laws, statutes, Orders, ordinances or regulations, where the failure to comply could reasonably be expected to result in a Material Adverse Effect on the Business of C&C or the C&C Purchased Assets.

3.13         Contracts.  Schedule 3.13 includes a true and complete list of each material written or oral contract, agreement or other arrangement to which C&C is a party and by which C&C or the C&C Purchased Assets are bound (and, to the extent oral, accurately describes the terms of such contract, agreement and commitment).  Each Assumed Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable against C&C in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting the rights of parties, and general equitable principles.  To the Knowledge of the C&C Sellers, each Assumed Contract is valid and enforceable in accordance with its terms against all other parties thereto, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting the rights of parties, and general equitable principles.  Except for consents required pursuant to Section 3.3, C&C has performed all of its required obligations under, and is not in violation or breach of or default under, either with the lapse of time, giving or notice or both, any Assumed Contract.  To the Knowledge of the C&C Sellers, the other parties to any such contract, agreement or commitment are not in violation or breach of or default under, either with the lapse of time, giving of notice or both, any such contract, agreement or commitment.

3.14         Insurance.  Set forth in Section 3.14 of the Disclosure Schedule is a complete and accurate list of all primary, excess and umbrella policies, bonds and other forms of insurance currently owned or held by or on behalf of and/or providing insurance coverage to C&C or the C&C Purchased Assets (or any of C&C’s directors, officers, salespersons, agents or employees), including the following information for each such policy:  type(s) of insurance coverage provided; name of insurer; effective dates; policy number; per occurrence and annual aggregate deductibles or self-insured retentions; per occurrence and annual aggregate limits of liability and the extent, if any, to which the limits of liability have been exhausted.  All policies set forth in Section 3.14 of the Disclosure Schedule are in full force and effect, and with respect to such policies, all premiums currently payable or previously due have been paid, and no notice of cancellation or termination has been received with respect to any such policy.  All such policies are sufficient for compliance with all requirements of law and all agreements to which C&C is a party or otherwise bound, and are valid, outstanding, collectible and enforceable policies and, to the Knowledge of the C&C Sellers, provide adequate insurance coverage for C&C, the Business of C&C and the C&C Purchased Assets and will remain in full force and effect through the respective dates set forth in the Disclosure Schedule.  None of such policies contains a provision that would permit the termination, limitation, lapse, exclusion or change in the terms of coverage of such policy (including, without limitation, a change in the limits of liability) by reason of the consummation of the transactions contemplated by this Agreement.  Complete and accurate copies of all such policies and related documentation have previously been provided to the Purchaser.

3.15         Tax Matters.

(a)           Except as set forth in Section 3.15(a) of the Disclosure Schedule, C&C has or will have filed with the appropriate federal, state, local and foreign taxing authorities all Tax Returns required to be filed by or with respect to it on or before the Closing Date, and such Tax Returns are or will be true, correct and complete in all material respects.  Except as set forth in Section 3.15(a) of the Disclosure Schedule, C&C has paid in full or has made provision in the C&C Financial Statements for all taxes that are due or claimed to be due from it by any taxing authority.  The reserves for Taxes reflected in the C&C Financial Statements are sufficient for payment in full of all unpaid Taxes (whether or not currently known or disputed) through the date thereof.  C&C has not incurred any liability for Taxes since the date of the C&C Financial Statements other than in the Ordinary Course of Business.  There are no liens for Taxes upon or affecting any of the C&C Purchased Assets.  There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which C&C is a party and that could be treated as a partnership for federal income tax purposes. Except as set forth in Section 3.15(a) of the Disclosure Schedule, C&C has never had a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has it otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of a foreign country.

(b)           C&C has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed, or except as set forth in Section 3.15(b) of the Disclosure Schedule, waived any statute of limitations for, or agreed to any extension of time with respect to, the assessment of Taxes.  C&C has not received any notice of deficiency or assessment from any federal, state, local or foreign taxing authorities with respect to liabilities for Taxes which have not been fully paid or finally settled, and any such deficiency or assessment shown in Section 3.15(b) of the Disclosure Schedule is being contested in good faith through appropriate proceedings.  Further, to the Knowledge of the C&C Sellers, no state of facts exists or has existed which would constitute grounds for the assessment of any liability for Taxes with respect to the periods prior to the Closing Date that have not been audited by any taxing authority.  Neither the executive officers of C&C nor the C&C Sellers are aware of any information that has caused or should cause them to believe that an audit by any Tax authority may be forthcoming.  No claim has ever been made by an authority in a jurisdiction where C&C does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c)           C&C has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d)           Except as set forth in Section 3.15(d) of the Disclosure Schedule, C&C does not have any liability for the Taxes of any other Person (A) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local, or foreign law), (B) as a transferee or successor, (C) by contract, or (D) otherwise.

(e)           C&C has not filed and will not file prior to the Closing a consent under Code § 341(f).  C&C is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code § 162 or § 280G whether paid prior to or after the Closing.  Prior to the Closing, C&C will not have experienced a change of ownership within the meaning of Code Section 382.  C&C is not and has not been a United States real property holding corporation within the meaning of Code § 897(c)(2).

3.16         Labor and Employment Relations.  To the Knowledge of C&C and the C&C Sellers, no officer, executive or other employees of C&C has expressed any intention not to become an employee of Purchaser if Purchaser offers such officer, executive or employee employment.  C&C is not a party to or bound by any collective bargaining agreement with any labor organization, group or association covering any of its employees, and to the Knowledge of the C&C Sellers, there are no attempts to organize any of C&C’s employees by any Person, unit or group seeking to act as their bargaining agent.  C&C has complied in all material respects with all applicable laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, discrimination against race, color, national origin, religious creed, physical or mental disability, sex, age, ancestry, medical condition, marital status or sexual orientation, and the withholding and payment of social security and other taxes.  There are no pending or, to the Knowledge of the C&C Sellers, threatened charges (by employees, their representatives or Governmental and Regulatory Authorities) of unfair labor practices or of employment discrimination or of any other wrongful action with respect to any aspect of employment of any person employed or formerly employed by C&C, and there is no investigation of C&C’s employment policies or practices by any Governmental or Regulatory Authority pending or, to the Knowledge of the C&C Sellers, threatened.

3.17         Certain Employees.  Set forth in Section 3.17 of the Disclosure Schedule is a list of the names of C&C’s employees and consultants as of the date hereof involved in the management and operation of the Business of C&C, together with the title or job classification of each such person and the total compensation (with wages and bonuses, if any, separately detailed) paid in 2010 (if applicable) and the current rate of pay for each such person on the date of this Agreement.  Except as set forth in Section 3.17 of the Disclosure Schedule, none of such persons has an employment agreement or understanding or commitment, whether oral or written, with C&C that is not terminable within 30 days on notice by C&C without cost or other liability to C&C.  Except as set forth in Section 3.17 of the Disclosure Schedule or in the C&C Financial Statements, as of the date hereof, all commissions and bonuses payable to employees, consultants, or contractors of C&C in connection with the Business of C&C for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any commissions, bonuses or increases in compensation.

3.18         Permits.  Section 3.18 of the Disclosure Schedule contains a true and complete list of all Permits used in and material, individually or in the aggregate, to the Business of C&C or the C&C Purchased Assets.  All such Permits are currently effective and valid and have been validly issued.  Except as set forth in Section 3.18 of the Disclosure Schedule, no additional Permits are necessary to enable C&C to conduct the C&C Business as presently conducted, except such Permits the failure of which to obtain would not have a Material Adverse Effect.  Neither the execution, delivery nor performance of this Agreement nor the mere passage of time (except as specifically noted in Section 3.18 of the Disclosure Schedule) will have any effect on the continued validity or sufficiency of the Permits (except for such Permits that expire according to their terms).  There is no pending or, to the Knowledge of C&C and the C&C Sellers, threatened Action or Proceeding by any Governmental or Regulatory Authority that could affect the Permits or their sufficiency for the current conduct of C&C’s Business.  C&C has provided Purchaser with true and complete copies of all Permits listed in Section 3.18 of the Disclosure Schedule.

3.19         Brokers.  Except for Moss Adams Capital, the fees of which will be paid by C&C, the C&C Sellers, Sanuk or the Sanuk Sellers, neither the C&C Sellers nor C&C has retained any broker in connection with the transactions contemplated hereunder.  Purchaser has, and will have, no obligation to pay any broker’s, finder’s, investment banker’s, financial advisor’s or similar fee in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of the C&C Sellers or C&C.

3.20         Accounts Receivable.  Except as set forth in Section 3.20 of the Disclosure Schedule, all of C&C’s accounts receivable that are reflected on the C&C Financial Statements and the accounts receivable arising after the date thereof and prior to the Closing (collectively, the “C&C Accounts Receivable”):  (i) have arisen from bona fide transactions entered into by C&C involving the sale of products actually made or services actually performed in the Ordinary Course of Business; and (ii) constitute valid accounts receivable.  There are no refunds, discounts, rights of setoff or assignment affecting any such C&C Accounts Receivable that are not reflected on the C&C Financial Statements or, with respect to C&C Accounts Receivable arising after the date of the C&C Interim Financial Statements, on the accounting records of C&C.  The allowance for doubtful accounts reflected in the C&C Financial Statements or, with respect to C&C Accounts Receivable arising after the date of the C&C Interim Financial Statements on the accounting Books and Records of C&C, have been determined in accordance with GAAP.  The C&C Sellers have provided to Purchaser a complete and accurate list of all C&C Accounts Receivable as of the date of the C&C Financial Statements, which list sets forth the aging of such C&C Accounts Receivable.

3.21         Inventory.  The materials, supplies and work-in-process included in the inventory of C&C are, and at the Closing will be, as the case may be:  (i) substantially equivalent in quality and quantity, subject to seasonality, to the materials, supplies and work-in-process, and additions thereto, generally included in such inventory of C&C in the past; and (ii) suitable for the manufacture and distribution of C&C products in a manner substantially equivalent in quality to that achieved generally by C&C in the past.

3.22         Books and Records.  The accounting Books and Records, copies of which have been made available to Purchaser, are true and correct in all material respects.

3.23         Major Customers, Suppliers and Distributors.  Section 3.23 of the Disclosure Schedule lists the ten largest customers, the ten largest product suppliers and the ten largest distributors (each measured by dollar volume) of C&C during the last completed fiscal year (such Seller’s “Major Customers,” “Major Suppliers” and “Major Distributors,” respectively) and the amount of business done by C&C with each Major Customer, Major Supplier and Major Distributor in such year.  As of the date of this Agreement, except as set forth in Section 3.23 of the Disclosure Schedule: (i) C&C is not engaged in a material dispute with any Major Customer, Major Supplier or Major Distributor; (ii) there has been no material adverse change in the business relationship of C&C with any Major Customer, Major Supplier or Major Distributor since January 1, 2011; and (iii) no Major Customer, Major Supplier or Major Distributor has threatened in writing any material modification or change in the business relationship with C&C.

3.24         Absence of Unlawful Payments.  Neither C&C nor any of its officers, employees, or agents acting for or on behalf of C&C, nor to the Knowledge of C&C and the C&C Sellers any other Person associated with or acting for or on behalf of C&C, has directly or indirectly:  (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, whether in money, property, or services (A) to improperly obtain favorable treatment in securing business, (B) to improperly pay for favorable treatment for business secured, (C) to improperly obtain special concessions or for special concessions already obtained, for or in respect of C&C, or (D) in violation of any Law; or (ii) established or maintained any unlawful fund or asset that has not been recorded in the Books and Records of C&C.

3.25         Transactions with Related Persons.  Except as set forth in Section 3.25 of the Disclosure Schedule:  (i) no stockholder, manager or officer of C&C (any such individuals, a “Related Person”), or to the Knowledge of C&C and the C&C Sellers, any Affiliate or member of the immediate family of any Related Person, is involved in any business arrangement or relationship with C&C other than employment arrangements entered into in the Ordinary Course of Business; and (ii) no Related Person or, to the Knowledge of C&C and the C&C Sellers, any Affiliate or member of the immediate family of any Related Person, owns any property or right, tangible or intangible, used by the C&C in the current conduct of the C&C Business.

3.26         Environmental Matters.

(a)           C&C:  (i) is in material compliance, and is not subject to any liability for past non-compliance, with respect to any applicable Environmental Laws; (ii) is not a party to any investigation, suit, claim, action or proceeding pending, or to the Knowledge of C&C and the C&C Sellers, threatened, relating to or arising under Environmental Laws; (iii) holds or has applied for all Environmental Permits necessary to conduct their current operations, and (iv) is in material compliance with its Environmental Permits (each of which is disclosed in Section 3.26(a) of the Disclosure Schedule

(b)           To the Knowledge of C&C or the C&C Sellers, there are no facts, circumstances or conditions that reasonably could be expected to form the basis for any investigation, suit, claim, action, proceeding or liability against or affecting C&C relating to or arising under Environmental Laws.

(c)           Except as set forth in Section 3.26(c) of the Disclosure Schedule, C&C has not received any written notice, demand, letter, claim or request for information alleging that C&C may be in violation of, or liable under, any Environmental Law.

(d)           C&C:  (i) has not entered into or agreed to any consent decree or order, and is not subject to any judgment, decree or order, relating to compliance with Environmental Law, Environmental Permits or the investigation, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials; or (ii) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

(e)           Except as set forth in Section 3.26(e) of the Disclosure Schedule, to the Knowledge of C&C and the C&C Sellers, none of the Inventory or products contains any Hazardous Material and no Hazardous Materials have been used in the design, manufacture or storage of any Inventory of C&C or any other product of C&C.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF SANUK AND THE SANUK SELLERS

Sanuk and the Sanuk Sellers, jointly and severally, represent and warrant to Purchaser as of the Closing, except as set forth on the Disclosure Schedule furnished to Purchaser, as follows:

4.1           Organization of Sanuk.  Sanuk is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of California, and has the requisite limited liability company power and authority to own or lease and operate its properties, including the Sanuk Purchased Assets, and to carry on its business as now conducted.  Section 4.1 of the Disclosure Schedule contains a complete and accurate list of Sanuk’s jurisdiction of incorporation and any other jurisdictions in which it is qualified to do business as a foreign entity.  Sanuk is duly authorized or qualified to do business as a foreign entity and is in good standing in each jurisdiction where the properties owned, leased or operated by it, or the business conducted by it, requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.  Sanuk does not currently have, and has not had in the past, any subsidiaries.  There is no outstanding obligation of Sanuk to make any investment in or advance of funds to, any subsidiary, joint venture or other entity, relating to the Sanuk Business or the Sanuk Purchased Assets.

4.2           Authorization and Enforceability.  Sanuk has all limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby.  Each of the Sanuk Sellers has the requisite capacity to execute and deliver this Agreement and the Ancillary Agreements to which he is a party, to perform his obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by each of Sanuk and the Sanuk Sellers, and constitutes a legal, valid and binding obligation of

Sanuk and such Sanuk Seller enforceable against such Sanuk Seller and Sanuk in accordance with its terms, except where such enforceability may be subject to or limited by:  (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors; and (ii) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.  The Sanuk Sellers are the only equity holders of Sanuk.

4.3           No Conflicts; Consents.  Except as set forth in Section 4.3 of the Disclosure Schedule and as required by the HSR Act, no notice to or filing with, and no Permit or consent of any Governmental Authority or any other Person is necessary or required to be obtained, made or given by Sanuk or the Sanuk Sellers in connection with the execution and delivery by Sanuk or the Sanuk Sellers of this Agreement and any of the Ancillary Agreements to which they are a party, the performance by Sanuk and the Sanuk Sellers of their respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.  The execution and delivery by Sanuk and the Sanuk Sellers of this Agreement and each of the Ancillary Agreements to which they are a party does not, and the consummation of the transactions contemplated hereby and thereby will not:  (i) conflict with or result in a violation or breach of, or default under, any provision of the articles of organization, operating agreement or other member agreements of Sanuk; (ii) conflict with or result in a violation or breach of any provision of any Law, Permit or Order applicable to Sanuk, the Sanuk Sellers or the Sanuk Purchased Assets; (iii) result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any, material contract, agreement or understanding to which the Sanuk Sellers is a party or by which Sanuk or the Business of Sanuk is or may be bound or to which any of the Sanuk Purchased Assets are or may be subject; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Sanuk Purchased Assets.

4.4           Financial Statements.  Sanuk has previously delivered to Purchaser the Sanuk Financial Statements.  Such Sanuk Financial Statements:  (i) are true, correct and complete; (ii) are in accordance with the Books and Records of Sanuk; and (iii) fairly present the financial condition and results of operations of Sanuk as of the respective dates thereof and for the periods covered thereby; provided, that the Sanuk Financial Statements are not prepared in accordance with GAAP; and provided further, that the Sanuk Interim Financial Statements are subject to normal adjustments and lack footnotes and certain other presentation items.

4.5           Absence of Certain Changes.  Except as set forth in Section 4.5 of the Disclosure Schedule or as required under this Agreement, since March 31, 2011 and other than in the Ordinary Course of Business, there has not been any:

(a)           Event, circumstance or development that, individually or together with other such events, would reasonably be expected to result in a Material Adverse Effect on the Sanuk Purchased Assets or the Business of Sanuk.

(b)           Sale, lease, transfer or assignment of any of the Sanuk Purchased Assets, tangible or intangible, except for sale of inventory in the Ordinary Course of Business.

(c)           Acceleration, termination, modification or cancellation of any agreement, contract, lease or license relating to the Business of Sanuk or the Sanuk Purchased Assets involving more than $25,000 in any case, or $100,000 in the aggregate.

(d)           Imposition of any Encumbrance upon any of the Sanuk Purchased Assets, tangible or intangible, other than Permitted Encumbrances.

(e)           Transfer, assignment or grant of any material license or sublicense of any rights under or with respect to any Sanuk Intellectual Property.

(f)            Material damage, destruction or loss (whether or not covered by insurance) to the Sanuk Purchased Assets, with materiality for purposes of this provision being agreed to mean damage, destruction or loss in excess of $25,000.

(g)           Entry into any material contract.

(h)           Entry into any employment contract or collective bargaining agreement, written or oral, with any new employee of Sanuk, or modification of the terms of any such existing contract or agreement.

(i)            Grant of any material increase in the base compensation of any of Sanuk’s officers and employees, material change in employment terms of its officers and employees, or grants of any bonuses, whether monetary or otherwise.

(j)            Material change in Sanuk’s accounting methods, principles or practices, except as required by GAAP or as disclosed in the Sanuk Financial Statements.

(k)           Material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits.

(l)            Termination or failure to renew, nor has Sanuk received any written threat (that was not subsequently withdrawn) to terminate or fail to renew, any contract or other agreement that would have a Material Adverse Effect on the Business of Sanuk or the Sanuk Purchased Assets.

(m)          Waiver of any rights that would have a Material Adverse Effect on the Business of Sanuk or the Sanuk Purchased Assets.

(n)           Resignation or termination of any key officers or key employees of Sanuk.

(o)           Revaluation by Sanuk of any of the Sanuk Purchased Assets.

(p)           Redemption, purchase or acquisition of Sanuk’s equity interests.

(q)           Contract to do any of the things described in the preceding clauses (a) through (p), or failure or omission to take any action that would result in any of the foregoing, other than negotiations with Purchaser and its representatives regarding the transactions contemplated by this Agreement.

4.6           No Undisclosed Liabilities.  Except as disclosed in Section 4.6 of the Disclosure Schedule or in the Sanuk Financial Statements, there are no material Liabilities (whether accrued, absolute or contingent) incurred by Sanuk or relating to the Sanuk Purchased Assets, other than Liabilities incurred after the end of the period covered by the Sanuk Financial Statements in the Ordinary Course of Business which have not had, and could not reasonably be expected to result in, a Material Adverse Effect on Sanuk, the Business of Sanuk or the Sanuk Purchased Assets.

4.7           Purchased Assets.

(a)           Section 4.7(a) of the Disclosure Schedule contains a complete and accurate schedule specifying the location of all of the Sanuk Purchased Assets, where applicable, as of the Closing Date.  Sanuk has good and marketable title to, or a valid leasehold interest in all of the Sanuk Purchased Assets, free and clear of all Encumbrances, except the Permitted Encumbrances.  The Sanuk Purchased Assets constitute all property of any nature owned by and/or used by Sanuk in the operation of the Sanuk Business as currently conducted.

(b)           All tangible personal property of Sanuk included in the Sanuk Purchased Assets is in good operating condition and repair, ordinary wear and tear excepted.  Except as set forth in Section 4.7(b) of the Disclosure Schedule, the Sanuk Purchased Assets and the Excluded Assets constitute all of the assets owned by Sanuk that are used by Sanuk to conduct the Sanuk Business, and no assets used in the conduct of the Sanuk Business and valued at more than Five Thousand and no/100 Dollars ($5,000) in the aggregate are owned by the Sanuk Sellers or any Affiliate of Sanuk.

4.8           Benefit Plans; ERISA.

(a)           Section 4.8(a) of the Disclosure Schedule lists of all pension, profit sharing, option, employee equity purchase or other plans providing for deferred, incentive or other compensation or fringe benefits to employees, and all other employee benefit plans to which Sanuk is a party or by which it is bound (collectively, the “Sanuk Plans”).

(b)           Except as set forth in Section 4.8(b) of the Disclosure Schedule, neither Sanuk nor any ERISA Affiliate has any actual or contingent, direct or indirect, liability in respect of any employee benefit plan or arrangement, including any plan subject to ERISA, other than to make contributions under or pay benefits pursuant to the Sanuk Plans.

(c)           All of the Sanuk Plans are in material compliance with all applicable Laws, and no “reportable event,” as defined in ERISA, has occurred or is continuing with respect to any Sanuk Plan.

(d)           No Sanuk Plan:  (i) is subject to Title IV of ERISA, or is otherwise a defined benefit plan subject to Title 1 or Title IV of ERISA, or is a multiple employer plan

(within the meaning of IRC Section 413(c); or (ii) provides for post-retirement welfare benefits other than as may be required under Section 4980B(f) of the Code or a “parachute payment” (within the meaning of IRC Section 280G(b)).

(e)           Except as set forth in Section 4.8(e) of the Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the transactions described in this Agreement:  (i) will not result in any prohibited transaction within the meaning of Section 406 of ERISA or IRC Section 4975; or (ii) in the payment, vesting or acceleration of any benefit under any Sanuk Plan.

4.9           Real Property; Leases.  Sanuk does not own, and has not previously owned, any real property.  Section 4.9 of the Disclosure Schedule contains a complete and accurate description of each parcel of real property leased by Sanuk (as lessee or lessor) (the “Sanuk Real Property”) and all Encumbrances (other than Permitted Encumbrances) relating to or affecting the Sanuk Real Property, as well as the amount of the monthly lease payment and related expenses with respect to such Sanuk Real Property.  Sanuk has a valid leasehold interest in all Sanuk Real Property used in the conduct of the Business of Sanuk, free and clear of all Encumbrances other than Permitted Encumbrances.  Sanuk has rights of ingress and egress with respect to the Sanuk Real Property, and all buildings, structures, facilities, fixtures and other improvements thereon material for the operation of the Business of Sanuk.  Sanuk has delivered or made available to Purchaser true, correct and complete copies of all Real Property leases, including all modifications, amendments and supplements thereto.  Each lease with respect to the Sanuk Real Property is a legal, valid and binding agreement of Sanuk.  Except as set forth in Section 4.9 of the Disclosure Schedule, there is no, and Sanuk has not received notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder.  Sanuk has not received notice of, nor has there been any, threatened default by any landlord under any Sanuk Real Property lease.  Except as set forth in Section 4.9 of the Disclosure Schedule, all required consents, approvals or authorization of, filing with, or notice to, any party to any Sanuk Real Property lease in connection with the transactions contemplated by this Agreement have been completed.

4.10         Intellectual Property Rights.

(a)           Section 4.10(a) of the Disclosure Schedule lists all registered Marks, registered Copyrights, issued Patents, material unregistered Copyrights, material unregistered Marks (including Domain Names), and applications for any of the foregoing, in each case that are owned (in whole or in part) by Sanuk, and any proceedings or actions before any Governmental Authority (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) in which any of the Sanuk Intellectual Property is involved.

(i)            The Sanuk Intellectual Property is all of the Intellectual Property that is used for the operation of the Sanuk Business as presently conducted.  Sanuk is the owner of all right, title, and interest in and to the Sanuk Intellectual Property that is registered. Except as disclosed in Section 4.10(a)(i) of the Disclosure Schedule, to the Knowledge of Sanuk, Sanuk is the owner of all right, title, and interest in and to the Sanuk Intellectual Property that is subject to a pending application for registration with the United States Patent and Trademark Office and any comparable foreign patent or trademark office (the “Sanuk Pending IP”).  Except as disclosed in Section 4.10(a)(i) of the Disclosure Schedule, such registered Sanuk Intellectual Property, and to the Knowledge of Sanuk such Sanuk Pending IP, is free and clear of all liens, security interests, charges, encumbrances and other adverse claims.  Except as set forth in Section 4.10(a)(i) of the Disclosure Schedule, no Person other than Sanuk has an ownership interest in or exclusive rights to any registered Sanuk Intellectual Property, or to the Knowledge of Sanuk, such Sanuk Pending IP.  Except as set forth in Section 4.10(a)(i) of the Disclosure Schedule, all registered Sanuk Intellectual Property, and to the Knowledge of Sanuk such Sanuk Pending IP, is fully transferable or assignable by Sanuk without restriction.

(ii)           Sanuk has not given to any third party any warranty or indemnification related to the Sanuk Intellectual Property, except for:  (i) statutory warranties given in the ordinary course of business in connection with the sale of Sanuk’s goods; (ii) warranties given by third party manufacturers that such Sanuk passes through or assigns to its customers in connection with the sale of goods; and (iii) as set forth in Section 4.10(a)(ii) of the Disclosure Schedule.

(b)           Section 4.10(b) of the Disclosure Schedule contains a complete and accurate list and summary description, of all contracts relating to the Sanuk Intellectual Property to which Sanuk is a party or by which Sanuk is bound, except for:  (i) any license implied by the sale of a product; or (ii) any perpetual, paid-up licenses for commonly available software programs, click through standard agreements or shrink-wrap agreements with a value of less than $25,000 under which Sanuk is the licensee.  There are no outstanding and, to the Knowledge of Sanuk and the Sanuk Sellers, no threatened disputes or disagreements with respect to any such contract.

(c)           To the Knowledge of Sanuk and the Sanuk Sellers, no employee of Sanuk has entered into any contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than Sanuk.  Except as set forth in Section 4.10(c) of the Disclosure Schedule, each of the employees, officers and consultants of Sanuk who has created or who have participated in or contributed to, the conception, development, authoring, creation, or reduction to practice of any Sanuk Intellectual Property used or held for use by Sanuk has assigned ownership of such Intellectual Property to Sanuk.

(d)           Patents.

(i)            Sanuk is the owner of all right, title, and interest in and to each of the issued Patents listed in Section 4.10(d)(i) of the Disclosure Schedule, free and clear of all liens, security interests, charges, encumbrances and other adverse claims, except for Permitted Encumbrances.

(ii)           All of the issued Patents of Sanuk are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within thirty (30) days after the Closing Date.

(iii)          Except as set forth in Section 4.10(d)(iii) of the Disclosure Schedule, no issued Patent or Patent application of Sanuk has been or is now involved in any interference, reissue, reexamination, or opposition proceeding.  To the Knowledge of Sanuk and the Sanuk Sellers, there is no potentially interfering patent or patent application of any third party.

(iv)          Except as set forth in Section 4.10(d)(iv) of the Disclosure Schedule, to the Knowledge of Sanuk and the Sanuk Sellers, no issued Patent of Sanuk is infringed, or at any time during the past five years has been challenged or threatened in any way.

(v)           All products sold under the issued Patents or patent applications of Sanuk have been marked with the proper patent notice.

(e)           Marks.

(i)            Sanuk is the owner of all right, title, and interest in and to each of the Marks listed in Section 4.10(e)(i) of the Disclosure Schedule that are registered.  Except as disclosed in Section 4.10(e)(i) of the Disclosure Schedule, to the Knowledge of Sanuk, Sanuk is the owner of all right, title, and interest in and to each of the Marks listed in Section 4.10(e)(i) of the Disclosure Schedule that are the subject of a pending application for registration with the United States Patent and Trademark Office and any comparable foreign patent and trademark office (such Marks that are pending registration, “Sanuk Pending Marks”).  Such registered Marks, and except as disclosed in Section 4.10(e)(i) of the Disclosure Schedule, to the Knowledge of Sanuk such Sanuk Pending Marks, are free and clear of all liens, security interests, charges, encumbrances and other adverse claims, except for Permitted Encumbrances.

(ii)           Except as set forth in Section 4.10(e)(ii) of the Disclosure Schedule, all Marks of Sanuk that have been registered with the United States Patent and Trademark Office and any comparable foreign patent or trademark offices are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(iii)          Except as set forth in Section 4.10(e)(iii) of the Disclosure Schedule, no registered Mark of Sanuk, or to the Knowledge of Sanuk no Sanuk Pending Mark, is now involved in any opposition, invalidation, or cancellation proceedings and, to the Knowledge of Sanuk and the Sanuk Sellers, no action is threatened with respect to any of the Marks of Sanuk.

(iv)          Except as set forth in Section 4.10(e)(iv) of the Disclosure Schedule, to the Knowledge of Sanuk and the Sanuk Sellers, there is no potentially interfering Mark or application for such Mark of any third party with respect to any registered Mark or Sanuk Pending Mark, within the jurisdiction that the registered or Sanuk Pending Mark (as the case may be) is registered or applied for.

(v)           Except as set forth in Section 4.10(e)(v) of the Disclosure Schedule, to the Knowledge of Sanuk and the Sanuk Sellers, no registered Mark of Sanuk or

Sanuk Pending Mark is infringed or has been challenged or threatened in any way, within the jurisdiction that the Mark is registered or applied for.

(f)            Copyrights.

(i)            To the Knowledge of Sanuk and the Sanuk Sellers, Sanuk is the owner of all right, title, and interest in and to each of the Copyrights listed in Section 4.10(f)(i) of the Disclosure Schedule, free and clear of all liens, security interests, charges, encumbrances and other adverse claims, except for Permitted Encumbrances.

(ii)           To the Knowledge of Sanuk and the Sanuk Sellers, all of the registered Copyrights of Sanuk are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within thirty (30) days after the date of Closing.

(iii)          To the knowledge of Sanuk and the Sanuk Sellers, no Copyright of Sanuk is infringed or has been challenged or threatened in any way.

(g)           Trade Secrets.

(i)            Except as set forth in Section 4.10(g)(i) of the Disclosure Schedule, Sanuk has taken all commercially reasonable precautions, including all steps which Sanuk is contractually obligated to take, to:  (A) protect the secrecy, confidentiality, and value of its Trade Secrets; and (B) protect the Trade Secrets of others who have provided such Trade Secrets to Sanuk in confidence.

(ii)           Sanuk validly owns and has an absolute (but not necessarily exclusive) right to use its Trade Secrets.  To the Knowledge of Sanuk and the Sanuk Sellers, the Trade Secrets are not part of the public knowledge or literature and, have not been used, divulged, or appropriated either for the benefit of any Person (other than Sanuk, C&C, and Purchaser) or to the detriment of Sanuk.  No Trade Secret is subject to any adverse claim or has been challenged or, to the Knowledge of Sanuk or the Sanuk Sellers, threatened in any way.

(h)           Except as set forth in Section 4.10(h) of the Disclosure Schedule, the operation of the Sanuk Business as currently conducted, including, without limitation, the manufacture or sale of any of the products manufactured or sold by Sanuk, has not infringed, misappropriated or otherwise violated, and does not infringe, misappropriate or otherwise violate, any Intellectual Property of any Person in the United States or, to the Knowledge of the Sanuk Sellers, any other jurisdiction in the world.

4.11         Litigation.  Except as set forth in Section 4.11 of the Disclosure Schedule, there are no Actions or Proceedings pending or, to the Knowledge of the Sanuk Sellers, threatened or anticipated against, relating to or affecting:  (i) Sanuk, the Sanuk Business or the Sanuk Purchased Assets; or (ii) the transactions contemplated by this Agreement, and, to the Knowledge of the Sanuk Sellers, there is no basis for any such Action or Proceeding.  Sanuk is not in default with respect to any Order, and there are no unsatisfied judgments against Sanuk.  There are no Actions or Proceedings that Sanuk or the Sanuk Sellers intend to initiate.

4.12         Compliance with Law.  Sanuk is in compliance with all applicable laws, statutes, Orders, ordinances and regulations, whether federal, state, local or foreign, except where the failure to comply would not reasonably be expected to result in a Material Adverse Effect on the Business of Sanuk or the Sanuk Purchased Assets.  Neither Sanuk nor the Sanuk Sellers has received any written notice to the effect that, or otherwise has been advised that, Sanuk is not in compliance with any of such laws, statutes, Orders, ordinances or regulations, where the failure to comply could reasonably be expected to result in a Material Adverse Effect on the Business of Sanuk or the Sanuk Purchased Assets.

4.13         Contracts.  Schedule 4.13 includes a true and complete list of each material written or oral contract, agreement or other arrangement to which Sanuk is a party and by which Sanuk or the Sanuk Purchased Assets are bound (and, to the extent oral, accurately describes the terms of such contract, agreement and commitment).  Each Assumed Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable against Sanuk in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting the rights of parties, and general equitable principles.  To the Knowledge of the Sanuk Sellers, each Assumed Contract is valid and enforceable in accordance with its terms against all other parties thereto, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting the rights of parties, and general equitable principles.  Except for consents required pursuant to Section 4.3, Sanuk has performed all of its required obligations under, and is not in violation or breach of or default under, either with the lapse of time, giving or notice or both, any Assumed Contract.  To the Knowledge of the Sanuk Sellers, the other parties to any such contract, agreement or commitment are not in violation or breach of or default under, either with the lapse of time, giving of notice or both, any such contract, agreement or commitment.

4.14         Insurance.  Set forth in Section 4.14 of the Disclosure Schedule is a complete and accurate list of all primary, excess and umbrella policies, bonds and other forms of insurance currently owned or held by or on behalf of and/or providing insurance coverage to Sanuk or the Sanuk Purchased Assets (or any of Sanuk’s managers, officers, salespersons, agents or employees), including the following information for each such policy:  type(s) of insurance coverage provided; name of insurer; effective dates; policy number; per occurrence and annual aggregate deductibles or self-insured retentions; per occurrence and annual aggregate limits of liability and the extent, if any, to which the limits of liability have been exhausted.  All policies set forth in Section 4.14 of the Disclosure Schedule are in full force and effect, and with respect to such policies, all premiums currently payable or previously due have been paid, and no notice of cancellation or termination has been received with respect to any such policy.  All such policies are sufficient for compliance with all requirements of law and all agreements to which Sanuk is a party or otherwise bound, and are valid, outstanding, collectible and enforceable policies and, to the Knowledge of the Sanuk Sellers, provide adequate insurance coverage for Sanuk, the Business of Sanuk and the Sanuk Purchased Assets and will remain in full force and effect through the respective dates set forth in the Disclosure Schedule.  None of such policies contains a provision that would permit the termination, limitation, lapse, exclusion or change in the terms of coverage of such policy (including, without limitation, a change in the limits of liability) by reason of the consummation of the transactions contemplated by this Agreement.  Complete and accurate copies of all such policies and related documentation have previously been provided to the Purchaser.

4.15         Tax Matters.

(a)           Except as set forth in Section 4.15(a) of the Disclosure Schedule, Sanuk has or will have filed with the appropriate federal, state, local and foreign taxing authorities all Tax Returns required to be filed by or with respect to it on or before the Closing Date, and such Tax Returns are or will be true, correct and complete in all material respects.  Except as set forth in Section 4.15(a) of the Disclosure Schedule, Sanuk has paid in full or has made provision in the Sanuk Financial Statements for all taxes that are due or claimed to be due from it by any taxing authority.  The reserves for Taxes reflected in the Sanuk Financial Statements are sufficient for payment in full of all unpaid Taxes (whether or not currently known or disputed) through the date thereof.  Sanuk has not incurred any liability for Taxes since the date of the Sanuk Financial Statements other than in the Ordinary Course of Business.  There are no liens for Taxes upon or affecting any of the Sanuk Purchased Assets.  There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which Sanuk is a party and that could be treated as a partnership for federal income tax purposes. Except as set forth in Section 4.15(a) of the Disclosure Schedule, Sanuk has never had a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has it otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of a foreign country.

(b)           Sanuk has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed, or except as set forth in Section 4.15(b) of the Disclosure Schedule, waived any statute of limitations for, or agreed to any extension of time with respect to, the assessment of Taxes.  Sanuk has not received any notice of deficiency or assessment from any federal, state, local or foreign taxing authorities with respect to liabilities for Taxes which have not been fully paid or finally settled, and any such deficiency or assessment shown in Section 4.15(b) of the Disclosure Schedule is being contested in good faith through appropriate proceedings.  Further, to the Knowledge of the Sanuk Sellers, no state of facts exists or has existed which would constitute grounds for the assessment of any liability for Taxes with respect to the periods prior to the Closing Date that have not been audited by any taxing authority.  Neither the executive officers of Sanuk nor the Sanuk Sellers are aware of any information that has caused or should cause them to believe that an audit by any Tax authority may be forthcoming.  No claim has ever been made by an authority in a jurisdiction where Sanuk does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c)           Sanuk has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d)           Except as set forth in Section 4.15(d) of the Disclosure Schedule, Sanuk does not have any liability for the Taxes of any other Person (A) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local, or foreign law), (B) as a transferee or successor, (C) by contract, or (D) otherwise.

(e)           Sanuk has not filed and will not file prior to the Closing a consent under Code § 341(f).  Sanuk is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code § 162 or § 280G whether paid prior to or after the Closing.  Prior to the Closing, Sanuk will not have experienced a change of ownership within the meaning of Code Section 382.  Sanuk is not and has not been a United States real property holding corporation within the meaning of Code § 897(c)(2).

4.16         Labor and Employment Relations.  To the Knowledge of Sanuk and the Sanuk Sellers, no officer, executive or other employees of Sanuk has expressed any intention not to become an employee of Purchaser if Purchaser offers such officer, executive or employee employment.  Sanuk is not a party to or bound by any collective bargaining agreement with any labor organization, group or association covering any of its employees, and to the Knowledge of the Sanuk Sellers, there are no attempts to organize any of Sanuk’s employees by any Person, unit or group seeking to act as their bargaining agent.  Sanuk has complied in all material respects with all applicable laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, discrimination against race, color, national origin, religious creed, physical or mental disability, sex, age, ancestry, medical condition, marital status or sexual orientation, and the withholding and payment of social security and other taxes.  There are no pending or, to the Knowledge of the Sanuk Sellers, threatened charges (by employees, their representatives or Governmental and Regulatory Authorities) of unfair labor practices or of employment discrimination or of any other wrongful action with respect to any aspect of employment of any person employed or formerly employed by Sanuk, and there is no investigation of Sanuk’s employment policies or practices by any Governmental or Regulatory Authority pending or, to the Knowledge of the Sanuk Sellers, threatened.

4.17         Certain Employees.  Set forth in Section 4.17 of the Disclosure Schedule is a list of the names of Sanuk’s employees and consultants as of the date hereof involved in the management and operation of the Business of Sanuk, together with the title or job classification of each such person and the total compensation (with wages and bonuses, if any, separately detailed) paid in 2010 (if applicable) and the current rate of pay for each such person on the date of this Agreement.  Except as set forth in Section 4.17 of the Disclosure Schedule, none of such persons has an employment agreement or understanding or commitment, whether oral or written, with Sanuk that is not terminable within 30 days on notice by Sanuk without cost or other liability to Sanuk.  Except as set forth in Section 4.17 of the Disclosure Schedule or in the Sanuk Financial Statements, as of the date hereof, all commissions and bonuses payable to employees, consultants, or contractors of Sanuk in connection with the Business of Sanuk for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any commissions, bonuses or increases in compensation.

4.18         Permits.   Section 4.18 of the Disclosure Schedule contains a true and complete list of all Permits used in and material, individually or in the aggregate, to the Business of Sanuk or the Sanuk Purchased Assets.  All such Permits are currently effective and valid and have been validly issued.  Except as set forth in Section 4.18 of the Disclosure Schedule, no additional Permits are necessary to enable Sanuk to conduct the Sanuk Business as presently conducted, except such Permits the failure of which to obtain would not have a Material Adverse Effect.  Neither the execution, delivery nor performance of this Agreement nor the mere passage of time (except as specifically noted in Section 4.18 of the Disclosure Schedule) will have any effect on the continued validity or sufficiency of the Permits (except for such Permits that expire according to their terms).  There is no pending or, to the Knowledge of Sanuk and the Sanuk Sellers, threatened Action or Proceeding by any Governmental or Regulatory Authority that could affect the Permits or their sufficiency for the current conduct of Sanuk’s Business.  Sanuk has provided Purchaser with true and complete copies of all Permits listed in Section 4.18 of the Disclosure Schedule.

4.19         Brokers.  Except for Moss Adams Capital, the fees of which will be paid by C&C, the C&C Sellers, Sanuk or the Sanuk Sellers, neither the Sanuk Sellers nor Sanuk has retained any broker in connection with the transactions contemplated hereunder.  Purchaser has, and will have, no obligation to pay any broker’s, finder’s, investment banker’s, financial advisor’s or similar fee in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of the Sanuk Sellers or Sanuk.

4.20         Accounts Receivable.  Except as set forth in Section 4.20 of the Disclosure Schedule, all of Sanuk’s accounts receivable that are reflected on the Sanuk Financial Statements and the accounts receivable arising after the date thereof and prior to the Closing (collectively, the “Sanuk Accounts Receivable”):  (i) have arisen from bona fide transactions entered into by Sanuk involving the sale of products actually made or services actually performed in the Ordinary Course of Business; and (ii) constitute valid accounts receivable.  There are no refunds, discounts, rights of setoff or assignment affecting any such Sanuk Accounts Receivable that are not reflected on the Sanuk Financial Statements or, with respect to Sanuk Accounts Receivable arising after the date of the Sanuk Interim Financial Statements, on the accounting records of Sanuk.  The allowance for doubtful accounts reflected in the Sanuk Financial Statements or, with respect to Sanuk Accounts Receivable arising after the date of the Sanuk Interim Financial Statements on the accounting Books and Records of Sanuk, have been determined in accordance with GAAP.  The Sanuk Sellers have provided to Purchaser a complete and accurate list of all Sanuk Accounts Receivable as of the date of the Sanuk Financial Statements, which list sets forth the aging of such Sanuk Accounts Receivable.

4.21         Inventory.  The materials, supplies and work-in-process included in the inventory of Sanuk are, and at the Closing will be, as the case may be:  (i) substantially equivalent in quality and quantity, subject to seasonality, to the materials, supplies and work-in-process, and additions thereto, generally included in such inventory of Sanuk in the past; and (ii) suitable for the manufacture and distribution of Sanuk products in a manner substantially equivalent in quality to that achieved generally by Sanuk in the past.

4.22         Books and Records.  The accounting Books and Records, copies of which have been made available to Purchaser, are true and correct in all material respects.

4.23         Major Customers, Suppliers and Distributors.  Section 4.23 of the Disclosure Schedule lists the ten largest customers, the ten largest product suppliers and the ten largest distributors (each measured by dollar volume) of Sanuk during the last completed fiscal year (such Seller’s “Major Customers,” “Major Suppliers” and “Major Distributors,”

respectively) and the amount of business done by Sanuk with each Major Customer, Major Supplier and Major Distributor in such year.  As of the date of this Agreement, except as set forth in Section 4.23 of the Disclosure Schedule:  (i) Sanuk is not engaged in a material dispute with any Major Customer, Major Supplier or Major Distributor; (ii) there has been no material adverse change in the business relationship of Sanuk with any Major Customer, Major Supplier or Major Distributor since January 1, 2011; and (iii) no Major Customer, Major Supplier or Major Distributor has threatened in writing any material modification or change in the business relationship with Sanuk.

4.24         Absence of Unlawful Payments.  Neither Sanuk nor any of its officers, employees, or agents acting for or on behalf of Sanuk, nor to the Knowledge of Sanuk and the Sanuk Sellers any other Person associated with or acting for or on behalf of Sanuk, has directly or indirectly:  (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, whether in money, property, or services (A) to improperly obtain favorable treatment in securing business, (B) to improperly pay for favorable treatment for business secured, (C) to improperly obtain special concessions or for special concessions already obtained, for or in respect of Sanuk, or (D) in violation of any Law; or (ii) established or maintained any unlawful fund or asset that has not been recorded in the Books and Records of Sanuk.

4.25         Transactions with Related Persons.  Except as set forth in Section 4.25 of the Disclosure Schedule:  (i) no member, manager or officer of Sanuk (any such individuals, a “Related Person”), or to the Knowledge of Sanuk and the Sanuk Sellers, any Affiliate or member of the immediate family of any Related Person, is involved in any business arrangement or relationship with Sanuk other than employment arrangements entered into in the Ordinary Course of Business; and (ii) no Related Person or, to the Knowledge of Sanuk and the Sanuk Sellers, any Affiliate or member of the immediate family of any Related Person, owns any property or right, tangible or intangible, used by the Sanuk in the current conduct of the Sanuk Business.

4.26         Environmental Matters.

(a)           Sanuk:  (i) is in material compliance, and is not subject to any liability for past non-compliance, with respect to any applicable Environmental Laws; (ii) is not a party to any investigation, suit, claim, action or proceeding pending, or to the Knowledge of Sanuk and the Sanuk Sellers, threatened, relating to or arising under Environmental Laws; (iii) holds or has applied for all Environmental Permits necessary to conduct their current operations, and (iv) is in material compliance with its Environmental Permits (each of which is disclosed in Section 4.26(a) of the Disclosure Schedule).

(b)           To the Knowledge of Sanuk or the Sanuk Sellers, there are no facts, circumstances or conditions that reasonably could be expected to form the basis for any investigation, suit, claim, action, proceeding or liability against or affecting Sanuk relating to or arising under Environmental Laws.

(c)           Except as set forth in Section 4.26(c) of the Disclosure Schedule, Sanuk has not received any written notice, demand, letter, claim or request for information alleging that Sanuk may be in violation of, or liable under, any Environmental Law.

(d)           Sanuk: (i) has not entered into or agreed to any consent decree or order, and is not subject to any judgment, decree or order, relating to compliance with Environmental Law, Environmental Permits or the investigation, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials; or (ii) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

(e)           Except as set forth in Section 4.26(e) of the Disclosure Schedule, to the Knowledge of Sanuk and the Sanuk Sellers, none of the Inventory or products contains any Hazardous Material and no Hazardous Materials have been used in the design, manufacture or storage of any Inventory of Sanuk or any other product of Sanuk.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT

Each Parent and Purchaser represents and warrants to C&C, the C&C Sellers, Sanuk and the Sanuk Sellers as of the Closing as follows:

5.1           Organization.  Each of Parent and Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.  Deckers Bermuda is a corporation duly organized, validly existing, and in good standing under the laws of Bermuda.  Each of Parent and Purchaser has all requisite right, power and authority to carry on its business as now conducted.

5.2           Authorization and Enforceability.  Each of Parent and Purchaser has all corporate power and corporate authority and has taken all corporate actions necessary to enter into this Agreement and each of the Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder, and no other proceedings on the part of either Parent or Purchaser are necessary to authorize this Agreement and each of the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby.  This Agreement and each of the Ancillary Agreements to which Parent or Purchaser is a party have been duly and validly executed and delivered by Parent and Purchaser, as applicable, and constitute legal, valid and binding obligations of each of Parent and Purchaser, as applicable, enforceable against Parent and Purchaser in accordance with their respective terms.

5.3           No Conflicts; Consents.  Except as required by the HSR Act, no notice to or filing with, and no Permit or consent of any Governmental Authority or any other Person is necessary or required to be obtained, made or given by Parent or Purchaser in connection with the execution and delivery by Parent or Purchaser of this Agreement and any of the Ancillary Agreements to which they are a party, the performance by Parent and Purchaser of their respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.  The execution and delivery by Parent and Purchaser of this

Agreement and each of the Ancillary Agreements to which they are a party does not, and the consummation of the transactions contemplated hereby and thereby will not:  (i) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation or by-laws of Parent or Purchaser; (ii) conflict with or result in a violation or breach of any provision of any Law, Permit or Order applicable to Parent or Purchaser; (iii) result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any material contract disclosed in Parent’s filings made with the Securities and Exchange Commission; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets.

5.4           Litigation.  Neither Parent not Purchaser is a party to any pending or threatened litigation that, if decided adversely to Parent or Purchaser, reasonably would be expected to materially and adversely affect Parent’s or Purchasers’ ability to consummate the transactions contemplated by this Agreement or any of the Ancillary Agreements to which it is a party.

5.5           Sufficient Funds.  As of the date hereof and as of the Closing Date, Purchaser has and will have available cash sufficient to consummate the transactions contemplated by this Agreement and does not and will not require any outside financing to consummate the transactions contemplated by this Agreement.

5.6           Brokers.  Except for Peter J. Solomon Company, the fees of which will be paid by the Purchaser, neither Parent nor Purchaser has retained any broker in connection with the transactions contemplated hereunder.  None of the Sellers, the C&C Sellers or the Sanuk Sellers has, and will not have, any obligation to pay any broker’s, finder’s, investment banker’s, financial advisor’s or similar fee in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of Parent or Purchaser.

ARTICLE VI
CONDITIONS PRECEDENT

6.1           Conditions to Obligations of Seller.  The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject, in the discretion of the Sellers, to the satisfaction on or prior to the Closing Date of the following conditions, any of which may be waived by the applicable Seller:

(a)           Representations and Warranties.  The representations and warranties of the Parent and Purchaser contained herein and in any certificate or other writing delivered pursuant hereto or in connection herewith shall be true and correct at and as of the Closing as though made at that time, other than representations and warranties that expressly speak as of a specific date or time which shall be true and correct only as of such time.

(b)           Performance.  Parent and Purchaser shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with prior to the Closing, and the Purchaser shall have delivered all items required to be delivered at the Closing pursuant to Section 2.10(b).

6.2           Conditions to Obligations of Purchaser.  The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject, in the discretion of the Purchaser, to the satisfaction on or prior to the Closing Date of the following conditions, any of which may be waived by Purchaser:

(a)           Representations and Warranties.  The representations and warranties of the Sellers contained herein and in any certificate or other writing delivered pursuant hereto or in connection herewith shall be true and correct at and as of the Closing as though made at that time, other than representations and warranties that expressly speak as of a specific date or time which shall be true and correct only as of such time.

(b)           Performance.  Each of the Sellers, the Sanuk Sellers and the C&C Sellers shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with prior to the Closing, and each of the Sellers, Sanuk Sellers and C&C Sellers shall have delivered all items required to be delivered at the Closing pursuant to Section 2.10(a).

(c)           Audited Financial Statements.  The Audited Financial Statements of each Seller shall not be materially different from the C&C Financial Statements or the Sanuk Financial Statements, as the case may be.

6.3           Conditions to Obligations of All Parties to Close.  The Parties’ obligations to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions (any of which may be waived by the Parties’ in whole or in part to the extent legally permitted):

(a)           HSR Act.  The waiting period and any extensions under the HSR Act shall have expired or terminated.

(b)           No Actions or Court Orders.  No Actions or Proceedings by any Governmental or Regulatory Authority or other Person shall have been instituted or threatened seeking to restrain or prohibit the transactions contemplated by this Agreement.

(c)           Regulatory Compliance and Approval.  No court or other Governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary, or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

ARTICLE VII
COVENANTS

7.1           Covenants of Sellers.

(a)           Further Assurances.  If from time to time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Sellers, the C&C Sellers or the Sanuk Sellers, as the case may be, shall execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as reasonably requested by the Purchaser to confirm and assure the rights and obligations provided for in this Agreement and in the Ancillary Agreements and render effective the consummation of the transactions contemplated hereby.

(b)           Conduct of Business Prior to Closing.  Except as specifically contemplated in this Agreement, from the date of this Agreement to the Closing Date, each Seller shall:  (i) conduct the Business of such Seller in the Ordinary Course of Business; (ii) use commercially reasonable efforts to preserve intact the present business organization of such Seller, its Business and its Purchased Assets; and (iii) use commercially reasonable efforts to preserve the rights, franchises, goodwill and relationships of its employees, contractors, customers, lenders, suppliers, regulators and others having commercial relationships with such Seller’s Business.

(c)           Books and Records; Cooperation.  After the Closing, each Seller shall preserve and store at its expense its Books and Records, including, without limitation, each Seller’s historical accounting records and ledgers, in original form that pertain to its Business and the Purchased Assets (as applicable to each Seller).  Purchaser and any proper representative(s) it designates in writing to a Seller shall have the right to inspect, make extracts from and copy, all at Purchaser’s sole expense, such Books and Records.  Each Seller shall:  (i) provide Purchaser with such assistance as may reasonably be requested by Purchaser in connection with the preparation of any return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to Liabilities for Taxes arising out of the Purchased Assets of such Seller; (ii) retain and provide Purchaser with any records or other information that may be relevant to such return, audit or examination, proceeding or determination; and (iii) provide Purchaser with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of a Purchaser for any period.  Without limiting the generality of the foregoing, each Seller shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such returns for all Tax periods or portions thereof ending on or before the Closing Date and shall not destroy or otherwise dispose of any such records without first providing Purchaser with a reasonable opportunity to review and copy.

(d)           Transition.  After the Closing:  (i) Each of the Sellers shall cooperate to transfer to Purchaser the control and enjoyment of such Seller’s Business and the Purchased Assets; (ii) Sellers shall not take any action which obstructs or impairs the assumption by Purchaser of the Purchased Assets; and (iii) each Seller shall promptly deliver to Purchaser all of the Purchased Assets in the possession of a Seller and not previously delivered to Purchaser.  To the extent a Purchaser elects to proceed with the Closing without having received the consent to assignment of a material contract prior to Closing, each Seller (with respect to a material contract of such Seller) hereby agrees to use its reasonable best efforts to provide Purchaser such consent as soon as possible after the Closing.

(e)           Access to Information.  From the date of this Agreement until the Closing, each Seller shall provide Purchaser access, through its employees and representatives, to make such investigation of the assets, properties, Business and operations of each Seller and such examination of the Books and Records and financial condition of each Seller as Purchaser reasonably may request.  Any such investigation and examination shall be conducted at reasonable times after providing reasonable prior notice and under reasonable circumstances and each Seller shall, and shall instruct its employees and representatives to, cooperate therewith.  Any exchange of confidential information hereunder or otherwise pursuant to this Agreement shall be subject to the terms of the Confidentiality and Non-Disclosure Agreement between the parties dated September 22, 2010.

(f)            Required Consents.  Each Seller, as applicable, shall use its best efforts to obtain all consents set forth in Section 2.10(a)(xii), Section 3.3 and Section 4.3 of the Disclosure Schedule.

(g)           Sublease Agreement.  With respect to the parcels of Seller Real Property identified in Section 3.9 of the Disclosure Schedule, such Seller shall request each landlord of such Seller Real Property to consent to, execute and deliver the Sublease Agreement.

(h)           Notification of Certain Matters.  Each Seller (as applicable) shall promptly advise the Purchaser orally and in writing of:  (i) any representation or warranty made by such Seller contained in this Agreement becoming untrue or inaccurate in any material respect; (ii) the failure by a Seller, C&C Seller or Sanuk Seller (as applicable) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by such Seller, C&C Seller or Sanuk Seller, as applicable, under this Agreement or any of the Ancillary Agreements; or (iii) any change or event (A) having, or which insofar as reasonably can be foreseen would have, a Material Adverse Effect on any Seller, any of the Purchased Assets or the Business, or (B) which has resulted, or which insofar as can reasonably be foreseen would result, in any of the conditions set forth in Article VI not being satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of a Seller, C&C Seller or Sanuk Seller or the conditions to the obligations of a Seller, C&C Seller or Sanuk Seller under this Agreement or under any of the Ancillary Agreements.

(i)            HSR Filing.  As promptly as practicable after the date of this Agreement, the Sellers will, in cooperation with Purchaser, complete and file with the appropriate Governmental and Regulatory Authority the pre-merger notification forms and any other documents required under the HSR Act; provided, however, that Purchaser shall pay all filing fees due from the parties in connection with compliance with the HSR Act.

(j)            Audited Financial Statements.  The Sellers, Sanuk Sellers and the C&C Sellers will use their commercially reasonable efforts to cause the Audited Financial Statements of the Sellers to be completed as promptly as practicable.

(k)           Reasonable Best Efforts.  Between the date of this Agreement and the Closing, each of the Sellers, Sanuk Sellers and C&C Sellers shall use their reasonable best efforts to cause the conditions in Section 6.2 and Section 6.3 to be satisfied as promptly as practicable.

(l)            No Solicitation.  From and after the date of this Agreement and until the earlier of the Closing or the termination of this Agreement, none of the Sellers, the C&C Sellers and the Sanuk Sellers, shall (nor shall they permit any of their respective Affiliates or representatives to) directly or indirectly take any of the following actions with any Person other than Purchaser or its designees: (i) solicit, initiate or encourage any proposals or offers from, or engage in negotiations with, any Person relating to any possible Acquisition Proposal with any of the Sellers; (ii) provide information with respect to the Sellers to any Person, other than Purchaser, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible Acquisition Proposal; (iii) enter into a contract or agreement (whether oral or written) with any Person, other than Purchaser, providing for an Acquisition Proposal with any Seller; or (iv) make or authorize any statement, recommendation or solicitation in support of any possible Acquisition Proposal with the Seller other than by the Purchaser.  Each of the Sellers, the C&C Sellers and the Sanuk Sellers shall, and shall cause their Affiliates and representatives to, immediately cease and cause to terminate any such contacts or negotiations with any Person relating to any Acquisition Proposal.  Each of the parties acknowledge that this Section 7.1(l) was a significant inducement for Parent and Purchaser to enter into this Agreement and the absence of such provision would have resulted in a failure to induce Parent and Purchaser to enter into this Agreement.

7.2           Covenants of Purchaser.

(a)           Further Assurances.  If from time to time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the Purchaser shall, and shall cause it and its affiliates to, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as reasonably requested by any Seller to confirm and assure the rights and obligations provided for in this Agreement and in the Ancillary Agreements and render effective the consummation of the transactions contemplated hereby.

(b)           Books and Records; Cooperation.  From and after the date of this Agreement (unless this Agreement is terminated) and following the Closing, Purchaser agrees that it will cooperate with and make available to any Seller, the C&C Sellers or the Sanuk Sellers, all Books and Records, information and employees (without substantial disruption of employment) that may be necessary or useful to such Seller in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation, any computation of a Participation Statement or any other matter for any reasonable business purpose.  Any Seller and any proper representative(s) it designates in writing to Purchaser shall have the right to inspect, make extracts from and copy, all at such Seller’s sole expense, such Books and Records, including but not limited to financial statements and work papers related to the Participation Income Statement and the Participation Payment Computation Statement.  Purchaser shall:  (i) provide any Seller with such assistance as may reasonably be requested by such Seller in connection with the preparation of any return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to Liabilities for Taxes; (ii) retain and provide such Seller with any records or other information that may be relevant to such return, audit or examination, proceeding or determination; and (iii) provide any Seller with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any tax return of a Seller for any period.  Without limiting the generality of the foregoing, Purchaser shall each retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all tax returns, supporting work schedules, and other records or information that may be relevant to such returns for all tax periods or portions thereof ending on or before the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the Sellers with a reasonable opportunity to review and copy.

(c)           Employee Matters.  Subject to the condition that the Closing occurs, Purchaser shall offer to employ, immediately following the Closing Date, each of the employees of each Seller (including those employees, if any, on sick leave or short-term leave of absence as of the Closing) on terms and with employee benefits that are no less favorable to such employee than such employee currently enjoys as an employee of a Seller.  Each offer of employment shall be made on or prior to the Closing Date for employment beginning the next business day after the Closing.  Effective upon, and subject to, the Closing, each Seller shall terminate the employment of each employee of such Seller.  The employment of each employee of Sellers who accepts Purchaser’s offer of employment (each, a “Continuing Employee”) will be on an “at will” basis and will be on terms and conditions including benefits comparable to those set forth on Section 3.8 of the Disclosure Schedule (with respect to C&C) and Section 4.8 of the Disclosure Schedule (with respect to Sanuk) for such Continuing Employee, other than Clark, Carr, Kelley and Kessler, who will be offered employment contracts. With respect to employee Plans and other fringe benefits provided by the Purchaser to Continuing Employees after the Closing:  (i) the Purchaser shall provide that service with a Seller will be credited as service for purposes of the Purchaser’s Plans, policies, programs, agreements and arrangements, and will be recognized for purposes of participation, eligibility and vesting under the Purchaser’s Plans, policies, programs, agreements and arrangements; and (ii) the Purchaser will, subject to the coverage restrictions of the Purchaser’s benefit providers, cause its benefit providers to waive all waiting periods and pre-existing condition requirements for any Continuing Employee under the Purchaser’s Plans for any co-payments or deductibles actually paid by such employees under the Sellers’ plans during the calendar year in which the Closing occurs.  C&C shall terminate the employment contract with Kelley effective at or prior to the Closing.  Purchaser does not assume, and each Seller shall be fully responsible for the payment of, any severance or other benefits related to or payable upon the termination of any of such Seller’s employees including, without limitation, any Continuing Employee who fails to accept Purchaser’s employment offer.  Each Seller shall cooperate with Purchaser’s efforts to employ and retain the employees of such Seller.  Each Seller shall be responsible for compliance with all laws related to the termination by a Seller of such Seller’s employees.  Each Seller shall give any notices required by Law and take whatever other actions with respect to such Seller’s Benefit Plans as may be necessary to carry out the terms and conditions of this Section 7.2(c).

(d)           Collection of Accounts Receivable.  Except as otherwise provided for in this Agreement, at the Closing, Purchaser will acquire hereunder, and thereafter Purchaser or its designee shall have the right and authority to collect for Purchaser’s or its designee’s account, all receivables, letters of credit and other items which constitute a part of the Purchased Assets, and each Seller shall within five business days after receipt of any payment in respect of any of the foregoing, properly endorse and deliver to Purchaser any letters of credit, documents, cash or checks received on account of or otherwise relating to any such receivables, letters of credit or other items.  Each Seller shall promptly transfer or deliver to Purchaser or its designee any cash or other property that such Seller may receive in respect of any deposit, prepaid expense, claim, contract, license, lease, commitment, sales order, purchase order, letter of credit or receivable of any character, or any other item, constituting a part of the Purchased Assets.

(e)           HSR Filing.  As promptly as practicable after the date of this Agreement, the Purchaser will, in cooperation with each Seller, complete and file with the appropriate Governmental and Regulatory Authority the pre-merger notification forms and any other documents required under the HSR Act.  Purchaser shall pay all filing fees due from the parties in connection with compliance with the HSR Act.

(f)            Reasonable Best Efforts.  Between the date of this Agreement and the Closing, each of Parent and Purchaser shall use their reasonable best efforts to cause the conditions in Section 6.1 and Section 6.3 to be satisfied as promptly as practicable.

(g)           Participation Payments.  Each of Parent and Purchaser hereby covenants and agrees to use commercially reasonable efforts with respect to the operation of the Business following the Closing, including but not limited to decisions relating to issues arising, if any, with respect to the presence, if any, in any of the Sellers’ products of any substance identified in Schedule 7.3 of this Agreement, and agrees not to act in bad faith with respect to attaining any Gross Profit Dollars for the purpose of reducing the potential Participation Payments as contemplated by this Agreement.  From and after the Closing Date, Purchaser shall maintain a financial reporting system that will be sufficient to permit it to determine the EBITDA and Gross Profit of the consolidated Business, the Participation Payment Income Statement and, consequently, the amount of Participation Payments payable, if any, pursuant to Section 2.5.

(h)           Email Addresses.  The Purchaser agrees that Clark, Carr, Kelley and Kessler shall retain any and all interests and rights to their respective email addresses dacc@cctraders.com, dac.clark@cctraders.com, paulc@cctraders.com, paul.carr@cctraders.com, jeff@sanuk.com, and ian@sanuk.com, so long as such persons are employed or engaged as an employee or service provider of Purchaser or its Affiliates.

(i)            Most Favored Status; Friends and Family.  After the Closing, Purchaser shall provide each of the C&C Sellers, the Sanuk Sellers and Daniel P. Murphy (“collectively, the “F&F Beneficiaries”) with the right and ability to order Purchaser’s products on a “most favored” basis, “friends and family” status, or other similar program.  Specifically, for the five (5) year period following the Closing, Purchaser shall make available to each F&F Beneficiary the right to order up to Two Thousand Dollars ($2,000) per year in Purchaser products at the wholesale cost of such products.  Such products shall not be for purposes of commercial distribution.

7.3           Restricted Substances Policy.  Sellers acknowledge and understand that Purchaser has a restricted substances policy that Purchaser previously has made available to the Sellers (the “Purchaser Restricted Substances Policy”).  Prior to the Closing, the Sellers shall obtain reports from its factories responsible for at least 80% of its production regarding such factories’ use, with respect to materials sourced directly by such factories and currently used in the manufacture of Sellers’ products, of any substances that are listed in Purchaser Restricted Substances Policy.  Sellers, together with Purchaser, shall set forth in Schedule 7.3 substances found, if any, that Sellers and Purchaser agree are not in compliance with the Purchaser Restricted Substances Policy.  In the event that any substances are set forth in Schedule 7.3, then Purchaser shall have the right to reduce the Participation Payments owed to the Sellers at the end of the 2011 Participation Period and the 2012 Participation Period as follows:

(a)           2011 Participation Payment.  The 2011 Participation Payment shall be reduced by an amount equal to the reduction of 2011 Gross Profit Dollars caused by Lost Sales; provided, however, that:  (i) there shall be no reduction if the 2011 Gross Profit Dollars equals or exceeds $36,700,000 (the “2011 Gross Profit Dollar Base”); and (ii) the amount of any such reduction shall in no event exceed an amount equal to the 2011 Gross Profit Dollar Base less the amount of the 2011 Gross Profit Dollars.

By way of example only and assuming that the 2011 EBITDA exceeds $15,500,000 which would provide for a 2011 Participation Payment of the $30,000,000 maximum:

(i)            If the 2011 Gross Profit Dollars are $35,000,000 and there is a $1,700,000 reduction of 2011 Gross Profit Dollars caused by Lost Sales, then the 2011 Participation Payment shall be reduced by $1,700,000, from $30,000,000 to $28,300,000.

(ii)           If the 2011 Gross Profit Dollars are $35,000,000 and there is a $500,000 reduction of 2011 Gross Profit Dollars caused by Lost Sales, then the 2011 Participation Payment shall be reduced by $500,000, from $30,000,000 to $29,500,000.

(iii)          If the 2011 Gross Profit Dollars are $35,000,000 and there is a $2,000,000 reduction of 2011 Gross Profit Dollars caused by Lost Sales, then the 2011 Participation Payment shall be reduced by $1,700,000, from $30,000,000 to $28,300,000.

(iv)          If the 2011 Profit Dollars are $36,800,000 and there is a $2,000,000 reduction of 2011 Gross Profit Dollars caused by Lost Sales, then there would be no reduction to the 2011 Participation Payment which would remain at $30,000,000.

(b)           2012 Participation Payment.  Purchaser shall have the right to reduce the 2012 Participation Payment by an amount equal to the reduction of 2012 Gross Profit Dollars caused by Lost Sales; provided, however, that:  (i) there shall be no reduction if the 2012 Gross Profit Dollars equals or exceeds $46,900,000 (the “2012 Gross Profit Dollar Base”); and (ii) the amount of any such reduction shall in no event exceed an amount equal to the 2012 Gross Profit Dollar Base less the amount of the 2012 Gross Profit Dollars.  In addition, to the extent that the 2011 Participation Payment was reduced pursuant to Section 7.3(a) above, and the 2012 Gross Profit Dollars exceed the 2012 Gross Profit Dollar Base, then Sellers shall have the right to receive back an amount of the reduction to the 2011 Participation Payment up to a maximum of the difference between (i) the 2012 Gross Profit Dollars, minus (ii) the 2012 Gross Profit Dollar Base.

By way of example only:

(i)            If the 2012 Gross Profit Dollars are $46,000,000 and there is a $1,700,000 reduction of 2012 Gross Profit Dollars caused by Lost Sales, then the 2012 Participation Payment shall be reduced by $900,000, from $23,828,000 to $22,928,000.

(ii)           If the 2012 Gross Profit Dollars are $50,000,000 and there is a $3,000,000 reduction of 2012 Gross Profit Dollars caused by Lost Sales, then there would be no reduction of the 2012 Participation Payment and the 2012 Participation Payment would remain at

$25,900,000.  In addition, to the extent that there was a reduction of the 2011 Participation Payment in the amount of $500,000 based upon the example set forth in clause (ii) of Section 7.3(a) above, then Sellers would have the right to receive back the entire $500,000.

(iii)          If the 2012 Gross Profit Dollars are $40,000,000 and there is a $5,000,000 reduction of 2012 Gross Profit Dollars caused by Lost Sales, the 2012 Participation Payment shall be reduced by $5,000,000, from $20,720,000 to $15,720,000.

(c)           Definition of Lost Sales.  Notwithstanding anything else to the contrary in this Section 7.3, no sale is “lost” and no account shall have a “lost sale” unless and until an account: (i) failed to meet or exceed Sellers’ 2011 or 2012 (as the case may be) financial projections for such account; and (ii) canceled, failed to place a fill in order for, or failed to re-order product as a result of Sellers use, if any, of any substance that may be set forth in Schedule 7.3.  In such event, “Lost Sales” shall mean, with respect to the Business:

(i)            for 2011, orders for products that are canceled and any 2011 fill-in orders that based on the Sellers’ financial projections for such product are not placed, in both cases as a result of Sellers’ use, if any, of any substance that may be set forth in Schedule 7.3 (collectively, “Canceled Orders”), which Canceled Orders are not replaced by another product, or if replaced by another product then the deficit, if any, between the Canceled Order and the replacement order; provided, in no event shall the Lost Sales amount exceed the difference between 2011 actual total sales for such account and Sellers’ 2011 projected sales for such account; and

(ii)           for 2012, orders for products that are not placed in 2012 as a result of Sellers’ use, if any, of any substance that may be set forth in Schedule 7.3 (“2012 Non-Placed Order(s)”), that are not replaced by another product, or if replaced by another product then the deficit, if any, between the 2012 Non-Placed Order and the replacement order.  For purposes of this provision, the amount of the 2012 Non-Placed Orders shall be calculated by multiplying the combined amount of the 2011 placed and Canceled Orders times the Seller’s projected growth rate for the account from 2011 to 2012.  In no event shall the Lost Sales amount exceed the difference between 2012 actual total sales for such account and Sellers’ 2012 projected sales for such account.

7.4           Sanuk Lease Payments.  Purchaser shall reimburse Sanuk for the amount of its lease payment and related expenses in the amount set forth in Section 4.9 of the Disclosure Schedule (the “Lease Payment”) with respect to the condominium in which its offices are located as set forth in Section 4.9 of the Disclosure Schedule.  Purchaser shall reimburse Sanuk for the amount of such Lease Payment for a period of 18 months following the Closing Date, and for such length of time (if any) that Purchaser may elect to extend the Sublease Agreement.  The Lease Payment by Purchaser to Sanuk shall be due and payable on the first day of each calendar month.

ARTICLE VIII
SURVIVAL; INDEMNIFICATION

8.1           Survival of Representations, Warranties, Etc.  The representations and warranties contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing hereunder for a period of one (1) calendar year after the Closing Date; provided, however, that:  (i) the representations and warranties in each of Section 3.8 and Section 4.8 (Benefit Plans; ERISA), Section 3.15 and Section 4.15 (Tax Matters), Section 3.19, Section 4.19 and Section 5.6 (Brokers) shall continue to survive after the Closing Date for a period equal to the applicable statute of limitations; and (ii) the representations and warranties in each of Section 3.1 and Section 4.1 (Organization of Sellers), Section 3.2 and Section 4.2 (Authorization and Enforceability), and Section 3.7(a) and Section 4.7(a) (Purchased Assets), Section 5.1 (Organization of Purchaser), and Section 5.2 (Authorization and Enforceability) shall survive indefinitely.

8.2           Indemnification.

(a)           By C&C and the C&C Sellers.  C&C and the C&C Sellers jointly and severally, shall indemnify, defend and hold harmless Purchaser, Parent and their respective officers, directors, employees, agents, Affiliates, successors and assigns (collectively, the “Purchaser Group”) from and against any and all costs, losses, Liabilities, damages, lawsuits, deficiencies, claims, settlements and expenses (including reasonable attorneys’ fees, other professionals’ and experts’ reasonable fees and court or arbitration costs), whether or not arising out of any claims by or on behalf of a third party (collectively, the “Damages”), incurred arising out of or as a result of:

(i)            any breach of or inaccuracy in any of the representations or warranties of C&C or the C&C Sellers contained in this Agreement or in any certificate delivered by or on behalf of C&C or the C&C Sellers pursuant to this Agreement, as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(ii)           any breach or non-fulfillment of any covenant, agreement or obligation to be performed by C&C or the C&C Sellers pursuant to this Agreement or any certificate delivered by or on behalf of C&C or the C&C Sellers pursuant to this Agreement;

(iii)          any Excluded Asset of C&C or Excluded Liability of C&C; and

(iv)          any and all Taxes imposed on the Purchaser, and resulting from (A) C&C’s use, ownership or operation of the C&C Business or any of the C&C Purchased Assets, in each case prior to the Closing, or (B) C&C’s failure to file the Tax Returns required to be filed or to pay any Taxes required to be paid by C&C in accordance with this Agreement.

(b)           By Sanuk and the Sanuk Sellers.  Sanuk and the Sanuk Sellers jointly and severally, shall indemnify, defend and hold harmless the Purchaser Group from and against any and all Damages incurred arising out of or as a result of:

(i)            any breach of or inaccuracy in any of the representations or warranties of Sanuk or the Sanuk Sellers contained in this Agreement or in any certificate delivered by or on behalf of Sanuk or the Sanuk Sellers pursuant to this Agreement, as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(ii)           any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sanuk or the Sanuk Sellers pursuant to this Agreement or any certificate delivered by or on behalf of Sanuk or the Sanuk Sellers pursuant to this Agreement;

(iii)          any Excluded Asset of Sanuk or Excluded Liability of Sanuk; and

(iv)          any and all Taxes imposed on the Purchaser, and  resulting from (A) Sanuk’s use, ownership or operation of the Sanuk Business or any of the Sanuk Purchased Assets, in each case prior to the Closing, or (B) Sanuk’s failure to file the Tax Returns required to be filed or to pay any Taxes required to be paid by Sanuk in accordance with this Agreement.

(c)           By Purchaser.  Purchaser shall indemnify, reimburse, defend and hold harmless each of C&C, the C&C Sellers, Sanuk, the Sanuk Sellers, and their respective officers, employees, agents, successors and assigns (collectively, the “Seller Group”) from and against any and all Damages incurred arising out of or as a result of:

(i)            any breach of or inaccuracy in any of the representations or warranties of Purchaser or Parent contained in this Agreement or in any certificate delivered by or on behalf of Purchaser or Parent pursuant to this Agreement, as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(ii)           any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Purchaser or Parent pursuant to this Agreement or any certificate delivered by or on behalf of the Purchaser or Parent pursuant to this Agreement;

(iii)          any Purchased Asset or Assumed Liability; and

(iv)          any and all taxes imposed on any of the Seller Group, and resulting from (A) Purchaser’s use, ownership or operation of the Business or any of the Purchased Assets, in each case after the Closing, or (B) the Purchaser’s or Parent’s failure to file the tax returns required to be filed or to pay any taxes required to be paid by Purchaser or Parent in accordance with this Agreement.

(d)           Defense of Claims.  If any Action or Proceeding is filed, initiated, or threatened against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within ten (10) days after the service of the citation or summons); provided, however, that the failure of any indemnified party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the indemnifying party demonstrates actual damage or prejudice caused by such failure.  If the indemnifying party elects to control the defense of such claim, the indemnifying party shall do so diligently and shall select counsel reasonably satisfactory to the indemnified party, at the sole cost and expense of the indemnifying party; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such Action or Proceeding and any appeal arising therefrom.  The indemnifying party shall not consent to the entry of any judgment or enter into any settlement (except with the written consent of the indemnified party, which shall not be withheld unreasonably) that does not include a complete and absolute release of the indemnified party.  The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such Action or Proceeding and any appeal arising therefrom.

(e)           Other Claims.  A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

(f)            Limitations on C&C and C&C Sellers Indemnification Obligation.  Notwithstanding anything in this Agreement to the contrary, the aggregate liability of C&C and the C&C Sellers for indemnification under this Agreement shall not exceed twenty-five percent (25%) of the C&C Closing Day Cash Payment (the “C&C Indemnification Cap”); provided, however, that the C&C Indemnification Cap shall not apply to the extent that Damages are the result of fraud by C&C or the C&C Sellers, in which case Damages shall not exceed the C&C Closing Day Cash Payment.  C&C and the C&C Sellers shall have no obligation to indemnify any of the Purchaser Group that otherwise would be entitled to indemnification under Section 8.2(a) unless and until the Purchaser Group has incurred, in the aggregate, Damages totaling more than Three Hundred Fifty Thousand Dollars ($350,000.00) (the “Deductible”), and in the event such Deductible is exceeded, then C&C and the C&C Sellers shall be liable to indemnify the Purchaser Group for Damages from the first dollar and up to a maximum of the C&C Indemnification Cap.

(g)           Limitations on Sanuk and Sanuk Sellers Indemnification Obligation.  Notwithstanding anything in this Agreement to the contrary, the aggregate liability of Sanuk and the Sanuk Sellers for indemnification under this Agreement shall not exceed twenty-five percent (25%) of the Sanuk Closing Day Cash Payment (the “Sanuk Indemnification Cap”); provided, however, that the Sanuk Indemnification Cap shall not apply to the extent that Damages are the result of fraud by Sanuk or the Sanuk Sellers, in which case Damages shall not exceed the Sanuk Closing Day Cash Payment.  Sanuk and the Sanuk Sellers shall have no obligation to indemnify any of the Purchaser Group that otherwise would be entitled to indemnification under Section 8.2(b) unless and until the Purchaser Group has incurred, in the aggregate, Damages totaling more than the Deductible, and in the event such Deductible is exceeded, then Sanuk and the Sanuk Sellers shall be liable to indemnify the Purchaser Group for Damages from the first dollar and up to a maximum of the Sanuk Indemnification Cap.

(h)           Limitation on Indemnification Covered by Insurance, Taxes; Mitigation.  Any payment made by an indemnifying party pursuant to this Article VIII in respect of any claim will be adjusted for any insurance proceeds or tax benefit actually received by the indemnified party in respect of such claim.  Purchaser shall use reasonable efforts to take advantage of such tax benefit, and shall seek recovery under any insurance policies of Purchaser and any affiliate or subsidiary as such insurance policies are in existence on the Closing Date (including any renewals or replacements thereof) for any claim to the same extent as it would if such claim were not subject to indemnification hereunder.  Purchaser shall take all reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification and shall use reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.

(i)            No Holdback or Set Off.  The Purchaser Group shall be held harmless and indemnified pursuant to Section 8.2 above:  (i) first, from the C&C Escrow Amount and/or the Sanuk Escrow Amount, as the case may be, in accordance with the terms of the Escrow Agreements; and (ii) second, provided that the Purchaser Group has obtained a final and binding decision from an arbitrator pursuant to Section 9.12 of this Agreement and the time period for filing a motion under California Civil Procedure Section 1285 et seq. has elapsed or a decision on a motion brought pursuant to California Civil Procedure Section 1285 et seq. has been decided by the trial court, out of the Purchase Price previously paid or Participation Payments to be paid by the Purchaser pursuant to Article II of this Agreement.  Except as otherwise set forth above, Purchaser may not withhold or set off against any amounts that are due and payable to any of C&C, the C&C Sellers, Sanuk or the Sanuk Sellers under this Agreement or under any of the Ancillary Agreements (except pursuant to the terms of the Escrow Agreement) or otherwise, any claims or Damages that the Purchaser Group may be entitled to indemnification under Section 8.2(a) or Section 8.2(b) of this Agreement.

(j)            Time Limitation.  All claims for indemnification under Section 8.2(a)(i), Section 8.2(b)(i) and Section 8.2(c)(i) must be asserted before 5:00 pm California time on the day prior to the expiration of the survival period for the applicable representation and warranty.  Notwithstanding the foregoing, if prior to 5:00 pm California time on the last day a claim must be asserted hereunder, an indemnifying party shall have been properly notified and such claim shall not have been finally resolved or disposed of by such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

ARTICLE IX
MISCELLANEOUS

9.1           Termination.  This Agreement may be terminated at any time before the Closing:

(a)           by the mutual written consent of each of the parties hereto;

(b)           by either Purchaser or the Sellers, by written notice to the other, if all conditions to such party’s obligations to consummate the transactions contemplated by this Agreement have not been satisfied or waived, and the Closing has not occurred prior to the close of business on or before August 31, 2011 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any of its obligations hereunder will have been a principal cause of, or will have resulted in, the failure of the Closing to occur on or before the Termination Date;

(c)           by any of the Sellers (but only so long as neither such Seller nor such Seller’s equity holders is in material breach of its obligations under this Agreement), if there has been a material breach by Parent or Purchaser of any representation, warranty, covenant or agreement contained herein on the part of Parent or Purchaser, such that one or more conditions to Closing set forth in Section 6.1 or Section 6.3 are not capable or being fulfilled as of the Outside Date; or

(d)           by Purchaser (but only so long as neither Parent nor Purchaser is in material breach of its obligations under this Agreement), if there has been a material breach by any of the Sellers, the C&C Sellers or the Sanuk Sellers of any representation, warranty, covenant or agreement contained herein on the part of the Sellers, the C&C Sellers or the Sanuk Sellers, such that one or more conditions to Closing set forth in Section 6.2 or Section 6.3 are not capable or being fulfilled as of the Outside Date.

9.2           Effect of Termination.  Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that:  (i) the rights and obligations in this Article IX shall survive any termination; and (ii) the Confidentiality and Non-Disclosure Agreement between the parties dated September 22, 2010, shall survive any termination.  In addition, if this Agreement is terminated by a party because one or more conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

9.3           Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or mailed (postage prepaid by certified or registered mail, return receipt requested) or by overnight courier to the parties at the following addresses or facsimile numbers:

If to C&C, to:

C&C Partners, Ltd.
64 Fairbanks
Irvine, CA  92618
Facsimile No:  (949) 707-2396
Attention:  Donald Clark

If to the C&C Sellers, to:

Donald Clark
64 Fairbanks
Irvine, CA  92618
Facsimile No:  (949) 707-2396

with copies to:

Daniel P. Murphy
4691 Torrey Circle, A306
San Diego, CA  92130
Email:  dmurphy245@yahoo.com

If to Sanuk, to:

Sanuk USA, LLC
2140 Orinda Drive, Unit M

Cardiff, CA 92007

Facsimile No:  (760) 230-2076
Attention:  Ian Kessler

If to the Sanuk Sellers, to:

Ian Kessler
2140 Orinda Drive, Unit M
Cardiff, CA 92007
Facsimile No: (760) 230-2076

with copies to:

Daniel P. Murphy
4691 Torrey Circle, A306
San Diego, CA  92130
Email:  dmurphy245@yahoo.com

If to Purchaser, to:

Deckers Acquisition, Inc.
c/o Deckers Outdoor Corporation
495-A South Fairview Avenue
Goleta, California  93117
Facsimile No.:  (805) 967-9722
Attention:  General Counsel

with copies to:

Stradling Yocca Carlson & Rauth
800 Anacapa Street, Suite A
Santa Barbara, CA  93101
Facsimile No.:  (805) 730-6801
Attention:  David E. Lafitte, Esq.

All such notices, requests and other communications will:  (i) if delivered personally to the physical address as provided in this Section 9.3, be deemed given upon delivery; (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 9.3, be deemed given upon receipt; and (iii) if delivered by mail in the manner described above to the address as provided in this Section 9.3, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section).  Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

9.4           Entire Agreement.  This Agreement (and all Exhibits and Schedules attached hereto) and the Confidentiality and Non-Disclosure Agreement between the parties dated September 22, 2010 supersedes all prior discussions and agreements among the parties with respect to the subject matter hereof and contains the sole and entire agreement among the parties hereto with respect thereto.

9.5           Waiver.  Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition.  No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

9.6           Amendment.  This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

9.7           No Third Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Section 8.2.

9.8           No Assignment; Binding Effect.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except that any party’s rights to indemnification under Article VIII may be freely assigned.  This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

9.9           Headings.  The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

9.10         Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby:  (i) such provision will be fully severable; (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and mutually acceptable to the parties herein.

9.11         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts executed and performed in such State, without giving effect to conflicts of laws principles.

9.12         Arbitration and Venue.  Any controversy or claim arising out of or relating to this Agreement or the making, performance or interpretation thereof (except for disputes regarding the determination of Closing Working Capital, which shall be decided as provided in Section 2.11) shall be submitted to arbitration in San Diego County, California, pursuant to the commercial arbitration rules and procedures of the American Arbitration Association before a panel of three arbitrators, unless the parties are able to agree on the selection of a single arbitrator.  In the absence of such agreement within ten (10) days after the initiation of an arbitration proceeding, Sellers shall select one arbitrator and Purchaser shall select one arbitrator, and those two arbitrators shall then select, within ten (10) days, a third arbitrator.  If those two arbitrators are unable to select a third arbitrator within such ten (10) day period, a third arbitrator shall be appointed by the commercial panel of the American Arbitration Association.  The decision in writing of at least two of the three arbitrators shall be final and binding upon the parties.  The arbitrator(s) decision shall provide a reasoned basis for the resolution of each dispute and for any award.  The ruling of the arbitrator(s) shall be final, and judgment thereon may be entered in any court having jurisdiction.  If any question is submitted to a court of law for resolution, then the Superior Court of the County of San Diego or the United States District Court having jurisdiction in the County of San Diego shall be the exclusive court of competent jurisdiction for the resolution of such question.  Each party will bear one half of the cost of the arbitration filing and hearing fees, and the cost of the arbitrator.  Each party will bear its own attorneys’ fees, unless otherwise decided by the arbitrator.  The parties understand and agree that the arbitration shall be instead of any civil litigation and that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.  Each party shall be entitled to pre-hearing discovery as provided in California Code of Civil Procedure Section 1283.05.

9.13         Consent to Jurisdiction and Forum Selection.  The parties hereto agree that all actions or proceedings arising in connection with this Agreement shall be initiated and tried exclusively in the State and Federal courts located in the County of San Diego, State of California.  The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this Section 9.13.  Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the State and Federal courts located in the County of San Diego, State of California shall have in personam jurisdiction and venue over each of them for the purposes of litigating any dispute, controversy or proceeding arising out of or related to this Agreement.  Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section 9.13 by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement, or in the manner set forth in Section 9.3 of this Agreement for the giving of notice.  Any final judgment rendered against a party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.

9.14         Disclosure Schedules.  The disclosures in any section or subsection of the Disclosure Schedules shall qualify other sections and subsections of the representations and warranties contained in Article III and Article IV to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.  Any disclosure in the Disclosure Schedules also shall be deemed disclosure under any other section of the Disclosure Schedules that contains an appropriate cross-reference thereto.  Disclosure of any matter in the Disclosure Schedules shall not constitute an expression of a view that such matter is material or is required to be disclosed pursuant to this Agreement.  To the extent that any representation or warranty set forth in this Agreement is qualified by the materiality of the matter(s) to which the representation or warranty relates, the inclusion of any matter in the Disclosure Schedules does not constitute a determination by any of the Sellers that any such matter is material. The disclosure of any information concerning a matter in the Disclosure Schedules does not imply that any other, undisclosed matter that has a greater significance or value is material.

9.15         Expenses.  Except as otherwise provided in this Agreement, the C&C Sellers, the Sanuk Sellers, Purchaser and Parent shall pay their own expenses and costs incidental to the preparation of this Agreement and the Ancillary Agreements and to the consummation of the transactions contemplated hereby and thereby.

9.16         Construction.  No provision of this Agreement shall be construed in favor of or against any party on the ground that such party or its counsel drafted the provision.  Any remedies provided for herein are not exclusive of any other lawful remedies that may be available to either party.  This Agreement shall at all times be construed so as to carry out the purposes stated herein.

9.17         Counterparts.  This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

9.18         Parent Guaranty.  Parent hereby absolutely and unconditionally guarantees the full and prompt payment and performance of all obligations of the Purchaser arising under this Agreement.  Parent waives:  (i) any right to require any of the Sellers, the Sanuk Sellers or the C&C Sellers to proceed against Purchaser or any other person or entity; and (ii) presentment, demand, protest and notice of any kind.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, this Asset Purchase Agreement has been duly executed and delivered by the parties hereto, or their duly authorized officer, as of the date first above written.

PARENT:

Deckers Outdoor Corporation,
a Delaware corporation

By:

Name:	Angel Martinez

Title:	President and Chief Executive Officer

Executed at
[City and State [or] Country]

PURCHASER:

Deckers Acquisition, Inc.,
a Delaware corporation

By:

Name:	Zohar Ziv

Title:	President

Executed at
[City and State [or] Country]

DECKERS BERMUDA:

Deckers International Limited,
a Bermuda corporation

By:

Name:	Zohar Ziv

Title:	Vice-President

Executed at
[City and State [or] Country]

[Asset Purchase Agreement]

IN WITNESS WHEREOF, this Asset Purchase Agreement has been duly executed and delivered by the parties hereto, or their duly authorized officer, as of the date first above written.

SANUK:

Sanuk USA, LLC,
a California Limited Liability Company

By:

Name:

Title:

Executed at
[City and State [or] Country]

Thomas J. Kelley

Executed at
[City and State [or] Country]

Ian L. Kessler

Executed at
[City and State [or] Country]

C&C:

C&C Partners, Ltd.,
a California corporation

By:

Name:

Title:

Executed at
[City and State [or] Country]

Donald A. Clark

Executed at
[City and State [or] Country]

Paul Carr

Executed at
[City and State [or] Country]

[Asset Purchase Agreement]